EXHIBIT 10.40

Asset Purchase Agreement dated as of January 20, 2006

between MWH Preservation Limited Partnership

and CNL Income Properties, Inc.

ASSET PURCHASE AGREEMENT

BETWEEN

MWH PRESERVATION LIMITED PARTNERSHIP,

a New Hampshire limited partnership,

AS SELLER,

AND

CNL INCOME PROPERTIES, INC.

a Maryland corporation,

AS PURCHASER

DATED AS OF JANUARY 20, 2006

TABLE OF CONTENTS

1.	DEFINITIONS		1

	1.1.	Definitions	1

2.	PURCHASE AND SALE, ASSETS AND LIABILITIES		9

	2.1.	Purchase and Sale	9

	2.2.	Description of the Assets	10

	2.3.	Excluded Assets	13

	2.4.	Retained Liabilities	13

	2.5.	Assumed Liabilities	14

3.	PURCHASE PRICE		15

	3.1.	Purchase Price	15

	3.2.	Deposits	15

	3.3.	Payment of Purchase Price	16

	3.4.	Allocation of Purchase Price	16

4.	DUE DILIGENCE AND INSPECTION		16

	4.1.	Right to Inspect	16

	4.2.	Matters Relating to Title	19

	4.3.	Service Contracts and Equipment Leases	20

	4.4.	Inventory	21

	4.5.	Purchaser’s Election Whether or Not to Proceed	21

	4.6.	Release and Indemnification	22

5.	REPRESENTATIONS AND WARRANTIES		22

	5.1.	Seller’s Representations and Warranties	22

	5.2.	The Purchaser’s Representations and Warranties	30

6.	COVENANTS		31

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	6.1.	Confidentiality	31

	6.2.	Municipal Improvements/Notices	32

	6.3.	Conduct of the Business	32

	6.4.	Licenses and Permits	33

	6.5.	Tax Contests	33

	6.6.	Notices and Filings	34

	6.7.	Further Assurances	34

	6.8.	Compliance; Property Maintenance.	34

	6.9.	Contracts and Agreements	35

	6.10.	Bookings	35

	6.11.	Estoppel Certificate	35

	6.12.	Exclusivity	36

	6.13.	Bulk Sales	36

	6.14.	Employees	36

	6.15.	Liquor Licenses	37

7.	CLOSING CONDITIONS		38

	7.1.	Purchaser’s Closing Conditions	38

	7.2.	Failure of Any Purchaser’s Closing Condition	40

	7.3.	Seller’s Closing Conditions	40

	7.4.	Failure of Seller’s Closing Conditions	41

8.	CLOSING		41

	8.1.	Closing Date	41

	8.2.	Closing Escrow	41

	8.3.	Seller’s Closing Deliveries	41

	8.4.	Purchaser’s Deliveries	43

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	8.5.	Possession.	44

9.	PRORATIONS AND EXPENSES		44

	9.1.	Closing Statement	44

	9.2.	Prorations	44

	9.3.	Taxes	46

	9.4.	Cash and Utility Deposits	47

	9.5.	Employees	47

	9.6.	Reconciliation and Final Payment	47

	9.7.	Purchaser’s Transaction Costs	47

	9.8.	Seller’s Transaction Costs	48

	9.9.	Reservations	48

	9.10.	Transition of Hotel Revenue	48

10.	DEFAULT AND REMEDIES		49

	10.1.	Seller’s Default	49

	10.2.	Purchaser’s Default	49

	10.3.	Liquidated Damages	49

	10.4.	No Punitive or Consequential Damages	49

11.	RISK OF LOSS		50

	11.1.	Casualty	50

	11.2.	Condemnation	50

12.	SURVIVAL, INDEMNIFICATION AND RELEASE		51

	12.1.	Survival	51

	12.2.	Indemnification by Seller	51

	12.3.	Indemnification by Purchaser	51

	12.4.	Indemnification Procedure/Notice of Indemnification Claim	51

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	12.5.	Exclusive Remedy for Indemnification Loss	51

13.	CONSTRUCTION MATTERS		52

	13.1.	Partially-Completed Improvements	52

	13.2.	Reconstruction, Repair and Replacement of The Lodge at Breton Woods Improvements	52

	13.3.	Survival	53

14.	MISCELLANEOUS PROVISIONS		53

	14.1.	Notices	53

	14.2.	Time is of the Essence	54

	14.3.	Assignment	54

	14.4.	Successors and Assigns	55

	14.5.	Third Party Beneficiaries	55

	14.6.	Rules of Construction	55

	14.7.	Severability	55

	14.8.	Governing Law	56

	14.9.	Waiver of Trial by Jury	56

	14.10.	Attorneys’ Fees	56

	14.11.	Incorporation of Recitals, Exhibits and Schedules	56

	14.12.	Entire Agreement	57

	14.13.	Effect of Delay and Waivers	57

	14.14.	Amendments, Waivers and Termination of Agreement	57

	14.15.	Execution of Agreement	57

	14.16.	Tax Disclosures	57

	14.17.	Liability of Interest-Holders in Purchaser and its Affiliates	57

	14.18.	Good Faith Efforts	58

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LIST OF EXHIBITS AND SCHEDULES

List of Exhibits

Exhibit “A”	Form of Interim Beverage Facilities Management Agreement
Exhibit “B”	Form of Seller’s Escrow Escrow Agreement
Exhibit “C-1”	Form of Closing Certificate (Seller)
Exhibit “C-2”	Form of Seller’s Closing Certificate (Purchaser)
Exhibit “D”	Form of Deed
Exhibit “E”	Form of Warranty Bill of Sale
Exhibit “F”	Form of Assignment and Assumption
Exhibit “G”	Form of Assignment and Assumption of Intellectual Property

List of Schedules

Schedule 2.2.1	Descriptions of the Lands
Schedule 2.3.2	Third Party Property
Schedule 3.4	Purchase Price Allocation
Schedule 4.3	Purchase Price Allocation
Schedule 5.1.4	Required Consents or Approvals
Schedule 5.1.6	Failures to Comply with Applicable Law
Schedule 5.1.7	Litigation Relating to the Assets
Schedule 5.1.8	Contested Taxes
Schedule 5.1.9	Licenses and Permits
Schedule 5.1.10	Tenant Leases
Schedule 5.1.11	Parties in Possession
Schedule 5.1.13	Contracts
Schedule 5.1.19	Environmental Liabilities
Schedule 5.1.32	Memberships
Schedule 5.1.36	Pesticide Management Program

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of January 20, 2006 (the “Effective Date”), by and between MWH PRESERVATION LIMITED PARTNERSHIP, a New Hampshire limited partnership (“Seller”), and CNL INCOME PROPERTIES, INC., a Maryland corporation (“Purchaser”) (each of Sellers and Purchaser are at times hereinafter referred to individually as a “Party” and with or more Party, the “Parties”).

R E C I T A L S

A. Seller, directly or through its Subsidiaries (as hereinafter defined), is the fee simple owners of substantially all of the assets which constitute the Mt. Washington Hotel & Resort, also known as the Bretton Woods Resort, located in Bretton Woods, New Hampshire.

B. Purchaser desires to purchase, and Seller desires to sell, that portion of the Mt. Washington Hotel & Resort, also known as the Bretton Woods Resort constituting the “Assets” (as hereinafter defined), on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the provisions contained in this Agreement, Seller and Purchaser agree as follows:

1. DEFINITIONS

1.1. Definitions. In addition to the terms defined in the body of this Agreement, the following terms will have the following meanings in this Agreement:

“Administration Improvements” shall have the meaning ascribed to it in Section 2.2.2 hereof.

“Affiliate” shall mean, with respect to any Person, any other Person Controlled by, Controlling, or under common Control with such first Person, directly or indirectly. For the purposes of this Agreement, the “Affiliates” of Seller shall include its Subsidiaries.

“Agreement” has the meaning set forth in the first paragraph of this document.

“Applicable Laws” means (i) all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi-governmental authority, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent the Person or property in question is subject to the same.

“Applicant” shall have the meaning ascribed to it in Section 6.15 hereof.

“Assets” shall have the meaning ascribed to it in Section 2.2 hereof.

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“Association Assessments” means any regular or special assessments imposed by any owner’s association, village association, master association or similar association applicable to any of the Real Property.

“Assumed Liabilities” shall have the meaning ascribed to it in Section 2.5 hereof.

“Bankruptcy Code” shall have the meaning ascribed to it in Section 5.1.15 hereof.

“Books and Records” shall have the meaning ascribed to it in Section 2.2.10 hereof.

“Bretton Arms Country Inn Improvements” shall have the meaning ascribed to it in Section 2.2.2 hereof.

“Bretton Woods Ski Area Improvements” shall have the meaning ascribed to it in Section 2.2.2 hereof.

“Businesses” means all of the businesses currently being operated on the Real Property and all activities related thereto conducted at the Real Property, including, without limitation, (i) the businesses being operated on or in connection with the Hotel Improvements, (ii) the businesses being operated on or in connection with the Ski Area Improvements and Ski Lodge Improvements, (iii) the businesses being operated on or in connection with the Restaurant Improvements, (iv) the businesses being operated in connection with the spa facilities located on the Real Property, (v) the business being operated on or in connection with the employee housing located on the Real Property, and (vi) all services and amenities being operated in support or conjunction with the listed Businesses.

“Business Day” means any day other than a Saturday, Sunday or any United States federal legal holiday.

“Casualty” shall have the meaning ascribed to it in Section 11.1 hereof.

“BW” means BW Land Holdings, LLC, a Delaware limited liability company.

“Closing” shall have the meaning ascribed to it in Section 8.1 hereof.

“Closing Date” shall have the meaning ascribed to it in Section 8.1 hereof.

“Closing Escrow” shall have the meaning ascribed to it in Section 8.2 hereof.

“Closing Escrow Agreement” shall have the meaning ascribed to it in Section 8.2 hereof.

“Closing Statement” shall have the meaning ascribed to it in Section 9.1 hereof.

“Club” shall have the meaning ascribed to it in Section 5.1.32 hereof.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Code” shall have the meaning ascribed to it in Section 5.1.26 hereof.

“Concurrent Purchase Agreement” means that certain Asset Purchase Agreement by and between Seller, as seller, and BW, as purchaser, of even date herewith pursuant to which BW shall purchase from Seller certain undeveloped portions of real property in the vicinity of the Lands and other assets forming the balance of the Mt. Washington Hotel & Resort, also known as the Bretton Woods Resort, pursuant to the terms and conditions more particularly set forth therein.

“Concurrent Purchase Agreement Termination Notice” shall have the meaning ascribed to it in Section 14.19 hereof.

“Condemnation” shall have the meaning ascribed to it in Section 11.2 hereof.

“Consumables” shall have the meaning ascribed to it in Section 2.2.5 hereof.

“Contracts” shall have the meaning ascribed to it in Section 2.2.8 hereof.

“Control” means:

the right to exercise, directly or indirectly, a majority of the votes which may be voted at a meeting of (i) the shareholders of the corporation, in the case of a corporation, (ii) the shareholders of the general partner, in the case of a limited partnership, or (iii) the equity holders or other voting participants of a Person that is not a corporation or limited partnership; or

the right to elect or appoint, directly or indirectly, a majority of (i) the directors of the corporation, in the case of a corporation, (ii) the directors of the general partner, in the case of a limited partnership, or (iii) a majority of the Persons who have the right to manage or supervise the management of the affairs and business of a Person that is not a corporation or limited partnership, and “Controlled” and “Controlling” have corresponding meanings.

“Cut-Off Time” shall have the meaning ascribed to it in Section 9.2 hereof.

“Declarant/Developer Rights” shall mean the rights possessed by Seller as declarant or developer (or successor declarant or developer) under or pursuant to any restrictive covenants, declarations of covenants, conditions and restrictions or similar documents, however named, relating to the Real Property, or any portion(s) thereof.

“Deed” means the New Hampshire statutory warranty deed to be delivered by Seller to Purchaser pursuant to Section 8.3.2.

“Deposit” shall have the meaning ascribed to it in Section 3.2 hereof.

“Due Diligence Period” means the period from the Effective Date of this Agreement until the date which is ninety (90) days after the Effective Date.

“Effective Date” shall have the meaning ascribed to it in the first paragraph hereof.

“Effluent Discharge Rights” shall have the meaning ascribed to it in Section 2.2.14 hereof.

“Employees” means, at the time in question, all persons employed full-time and part-time at the Real Property or in connection with the Businesses by Seller or its Affiliates.

“Environmental Claims” means all claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage, damage to natural resources or violations of Environmental Laws, made by any Governmental Authority or other Person arising from or in connection with the (i) presence or spill, leak, emission, discharge or release of any Hazardous Substances over, on, in, under or from the Real Property, or (ii) violation of any Environmental Laws with respect to the Real Property.

“Environmental Laws” shall mean any and all laws of a Governmental Authority: (i) applicable to the Assets, or any portion thereof; and, (ii) which relate to the protection of the environment, resource conservation, air contamination, water and/or groundwater contamination, soil or sediment contamination, Hazardous Substances, solid or hazardous wastes or residues, or occupational safety and health (to the extent relating to Hazardous Substances), as such Environmental Laws may be amended from time to time, including, without limitation, the Comprehensive Environmental, Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments of 1984, the Toxic Substances Control Act, the Federal Clean Air Act, the Federal Clean Water Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Federal Insecticide, Fungicide, and Rodenticide Act, the Atomic Energy Act of 1954, and the Energy Reorganization Act, the Oil Pollution Act of 1990.

“Environmental Liabilities” means all Liabilities under any Environmental Laws arising from or in connection with the Real Property, including, without limitation, any obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media.

“Environmental Reports” means those certain environmental reports obtained by Purchaser or provided by Seller to Purchaser in connection with the transactions contemplated herein with respect to certain portions of the Real Property.

“ERISA” shall have the meaning ascribed to it in Section 5.1.26 hereof.

“Escrow Agent” means Title Company, acting in its capacity as escrow agent pursuant to the terms hereof, or such other escrow agent as is mutually acceptable to Seller and Purchaser.

“Excluded Assets” shall have the meaning ascribed to it in Section 2.3 hereof.

“Fixtures” shall have the meaning ascribed to it in Section 2.2.3 hereof.

“Future Tenant/Operator” shall have the meaning ascribed to it in Section 6.8 hereof.

“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, without limitation, any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Hazardous Substances” means any hazardous or toxic substances, chemicals, materials or waste, whether in solid, semisolid, liquid or gaseous form, including, without limitation, asbestos, petroleum or petroleum by-products, polychlorinated biphenyls, mold or other biological contaminants that are regulated by any Environmental Laws or which are otherwise dangerous to human health or safety.

“Hotel Improvements” shall have the meaning ascribed to it in Section 2.2.2 hereof.

“Improvements” shall have the meaning ascribed to it in Section 2.2.2 hereof.

“Income, Franchise or Other Taxes” shall mean any taxes, levies or similar charges, and any penalties, assessments, fines and other charges with respect thereto, imposed on Seller, the Subsidiaries or the Businesses by any Governmental Authority, other than those included within the definition of “Taxes.”

“Indemnification Claim” shall have the meaning ascribed to it in Section 12.4 hereof.

“Indemnification Loss” means, with respect to any Indemnitee, any Liability, including, without limitation, reasonable attorneys’ fees and expenses and court costs, incurred by such Indemnitee as a result of the act, omission or occurrence in question.

“Indemnitee” shall have the meaning ascribed to it in Section 12.4 hereof.

“Indemnitor” shall have the meaning ascribed to it in Section 12.4 hereof.

“Inspections” means any inspections, examinations, tests, investigations, or studies of the Real Property or the Businesses conducted by or on behalf of Purchaser (or any Affiliate thereof).

“Intangible Assets” shall have the meaning ascribed to it in Section 2.2.7 hereof.

“Intellectual Property” shall have the meaning ascribed to it in Section 5.1.28 hereof.

“Interim Beverage Facilities Management Agreement” shall mean the agreement in the form attached hereto as Exhibit “B” pursuant to which Seller may manage the alcoholic beverage facilities at the Businesses, on an interim basis.

“Lands” shall have the meaning ascribed to it in Section 2.2.1 hereof.

“Liability” means any liability, obligation, damage, loss, diminution in value, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, actual or contingent, known or unknown, foreseen or unforeseen and “Liabilities” has a corresponding meaning.

“Licenses and Permits” shall have the meaning ascribed to it in Section 2.2.9 hereof.

“Liquor Licenses” shall have the meaning ascribed to it in Section 6.15 hereof.

“Mount Washington Hotel Improvements” shall have the meaning ascribed to it in Section 2.2.2 hereof.

“New Survey Defect” shall have the meaning ascribed to it in Section 4.2.3 hereof.

“New Title Exception” shall have the meaning ascribed to it in Section 4.2.3 hereof.

“Notice” shall have the meaning ascribed to it in Section 14.1.1 hereof.

“Ordinary Course of Business” means the ordinary course of business consistent with Seller’s past custom and practice for the applicable Business, taking into account the facts and circumstances hereafter in existence from time to time.

“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

“Permitted Encumbrance” shall have the meaning ascribed to it in Section 4.2.1 hereof.

“Person” means any natural person, firm, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Personal Property” shall have the meaning ascribed to it in Section 2.2.4 hereof.

“Plan” shall have the meaning ascribed to it in Section 5.1.26 hereof.

“Plans and Specifications” shall have the meaning ascribed to it in Section 2.2.11 hereof.

“Property Condition Evaluations” means the property condition evaluations and/or reports obtained by Purchaser in connection with the transaction contemplated herein with respect to certain of the Real Property (or certain portions thereof).

“Prorations” shall have the meaning ascribed to it in Section 9.2 hereof.

“Purchase Price” shall have the meaning ascribed to it in Section 3.1 hereof.

“Purchaser” means CNL Income Properties, Inc., a Maryland corporation, its successors and permitted assignees.

“Purchaser’s Closing Condition Failure” shall have the meaning ascribed to it in Section 7.2 hereof.

“Purchaser’s Closing Conditions” shall have the meaning ascribed to it in Section 7.1 hereof.

“Purchaser’s Closing Deliveries” shall have the meaning ascribed to it in Section 8.4 hereof.

“Purchaser’s Default shall have the meaning ascribed to it in Section 10.2 hereof.

“Purchaser’s Documents” shall have the meaning ascribed to it in Section 5.2.2 hereof.

“Purchaser’s Due Diligence Reports” means all studies, reports and assessments prepared by any Person for or on behalf of Purchaser (other than any internal studies, reports and assessments prepared by any of Purchaser’s employees, attorneys or accountants) in connection with the Inspections.

“Purchaser’s Indemnitees” means Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, employees, agents and consultants and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Purchaser’s Inspectors” means any Person that conducts any Inspections for or on behalf of Purchaser or any Affiliate thereof.

“Real Property” shall have the meaning ascribed to it in Section 2.2.2 hereof.

“Restaurant Improvements” shall have the meaning ascribed to it in Section 2.2.2 hereof.

“Retained Liabilities” shall have the meaning ascribed to it in Section 2.4 hereof.

“Seller” shall have the meaning ascribed to it in the first paragraph hereof.

“Seller’s Closing Condition Failure” shall have the meaning ascribed to it in Section 7.4 hereof.

“Seller’s Closing Conditions” shall have the meaning ascribed to it in Section 7.3 hereof.

“Seller’s Closing Deliveries” shall have the meaning ascribed to it in Section 8.3 hereof.

“Seller’s Default” shall have the meaning ascribed to it in Section 10.1 hereof.

“Seller’s Documents” shall have the meaning ascribed to it in Section 5.1.2 hereof.

“Seller’s Due Diligence Materials” means all documents, reports, photos and materials provided by Seller to Purchaser, pursuant to this Agreement or otherwise, together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations, or other analyses thereof.

“Seller’s Escrow” means the amount of Two Million and No/100 Dollars ($2,000,000.00) to be delivered at Closing by Seller to Escrow Agent and to be held in escrow for a period of two (2) years from the Closing Date to secure the performance of Seller’s obligations hereunder.

“Seller’s Indemnitees” means Seller and each of its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, employees, agents and consultants and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Seller’s Knowledge” means the actual knowledge of Joel Bedor, Wayne Presby, Chris Ellms, Paul Ronty, Cathy Towle and Ken Dietel, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Seller or any of its Affiliates; provided, however, Joel J. Bedor, Wayne Presby, Chris Ellms, Paul Ronty, Cathy Towle and Ken Dietel will be deemed to have actual knowledge of (A) any matter disclosed in any exhibits or schedules to this Agreement, and (B) any matter disclosed in any of Seller’s Due Diligence Materials or any other documents or materials provided by Seller to Purchaser prior to Closing.

“Shadow Management Period” shall have the meaning ascribed to it in Section 6.8 hereof.

“Ski Lodge Improvements” shall have the meaning ascribed to it in Section 2.2.2 hereof.

“SPE Owner” shall have the meaning ascribed to it in Section 14.3 hereof.

“Subsidiary” means, in respect of any Person:

(a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect the majority of the board of directors of such corporation is at the time directly or indirectly owned by (i) such Person, (ii) such person and one or more subsidiaries of such person, or (iii) one or more subsidiaries of such Person; or

(b) any limited or general partnership, joint venture, limited liability company or other entity as to which (i) such Person, (ii) such Person and one or more of its subsidiaries, or (iii) one or more subsidiaries of such Person owns, more than a 50% ownership, equity or similar interest or has power to direct or cause the direction of management and policies, or the power to elect the general partner or managing partner (or equivalent thereof), of such limited or general partnership, joint venture, limited liability company or other entity, as the case may be.

“Survey Defects” shall have the meaning ascribed to it in Section 4.2.1 hereof.

“Surveys” means the survey(s) to be obtained by Purchaser in a form and with such information as may be required by the Title Company to enable the Title Company to delete the standard survey-related exceptions.

“Taxes” means any federal, state, local or foreign, real property, personal property, sales, excise, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any Governmental Authority on Seller with respect to the Assets, including without limitation, the Businesses, including, without limitation, any interest, penalty or fine with respect thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (ii) transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transactions described in this Agreement.

“Tenant Leases” shall have the meaning ascribed to it in Section 2.2.6 hereof.

“Tennis Improvements” shall have the meaning ascribed to it in Section 2.2.2 hereof.

“Termination Notice” shall have the meaning ascribed to it in Section 4.5 hereof.

“The Lodge at Bretton Woods Improvements” shall have the meaning ascribed to it in Section 2.2.2 hereof.

“Third-Party Claim” means, with respect to the Person in question, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against the Person in question by any other Person which is not an Affiliate of the Person in question.

“Third-Party Estoppels” shall have the meaning ascribed to it in Section 6.11 hereof.

“Title Commitment” shall have the meaning ascribed to it in Section 4.2.1 hereof.

“Title Company” means, The Talon Group, Orlando Commercial Services Division, a division of First American Title Insurance Company, whose address is 111 North Orange Avenue, Suite 1285, Orlando, Florida 32801, Attention: Michael Moore.

“Title Exceptions” shall have the meaning ascribed to it in Section 4.2.1 hereof.

“Title Notice” shall have the meaning ascribed to it in Section 4.2.1 hereof.

“Title Policies” shall have the meaning ascribed to it in Section 4.2.4 hereof.

“Trade Payables” shall have the meaning ascribed to it in Section 9.2.7 hereof.

“Unpermitted Exceptions” shall have the meaning ascribed to it in Section 4.2.1 hereof.

“WARN Act” means the Worker’s Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq., and any similar state and local laws, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

“Warranties” shall have the meaning ascribed to it in Section 2.2.12 hereof.

“Water Rights” shall have the meaning ascribed to it in Section 2.2.13 hereof.

2. PURCHASE AND SALE, ASSETS AND LIABILITIES

2.1. Purchase and Sale. Seller agrees to sell, convey, transfer and assign the Assets to Purchaser and Purchaser agrees to buy the Assets from Seller, all in accordance with the terms and conditions set out in this Agreement.

2.2. Description of the Assets. In this Agreement, the “Assets” means all of the following, but expressly excluding the Excluded Assets:

2.2.1 Lands. The lands described in Schedule 2.2.1 attached hereto, together with all appurtenant easements and any other rights, benefits and interests, herediments, and entitlements appurtenant thereto (the “Lands”); provided, however, Purchaser and BW shall be entitled to reach agreement between themselves regarding adjustments to the boundary lines of the Lands under this Agreement and under the Concurrent Purchase Agreement and, so long as Purchaser and BW are in agreement with one another with regard to such boundary line adjustments, Seller shall cooperate with Purchaser and BW to amend this Agreement and the Concurrent Purchase Agreement to redefine the boundaries of the Lands under this Agreement and under the Concurrent Purchase Agreement as requested by Purchaser and BW.

2.2.2 Improvements. All buildings, structures and improvements located, under, upon or affixed to the Lands and all fixtures on the Lands which constitute real property under Applicable Law (collectively, the “Improvements”; the Lands and the Improvements are collectively referred to as the “Real Property”), including, without limitation, the following:

(i) That certain 275,000 square foot hotel and resort facility located on the Lands and commonly known as the Mount Washington Hotel (the “Mount Washington Hotel Improvements”);

(ii) That certain 20,000 square foot hotel and resort facility located on the Lands and commonly known as the Bretton Arms Country Inn (the “Bretton Arms Country Inn Improvements”);

(iii) That certain 40,000 square foot hotel and resort facility located on the Lands and commonly known as The Lodge at Bretton Woods (the “The Lodge at Bretton Woods Improvements”, together with the Mount Washington Hotel Improvements and the Bretton Arms Country Inn Improvements, the “Hotel Improvements”);

(iv) That certain 3000 square foot building and related improvements located on the Lands, used from time to time as a residence for the general manager of the Mount Washington Hotel (the “Residence Improvements”);

(v) That certain 4500 square foot restaurant building and related improvements located on the Lands and commonly known as Fabyan’s Station and Restaurant (the “Restaurant Improvements”);

(vi) That certain 12,000 square foot building and related improvements located on the Lands and used as an administration building (the “Administration Improvements”);

(vii) That certain tennis facility including twelve (12) clay surface tennis courts and related improvements located on the Lands and commonly known as The Bretton Woods Tennis Complex (the “Tennis Improvements”);

(viii) That certain nine hundred (900) acre ski area including nine (9) ski lifts, ski patrol facilities, and other related improvements and facilities, located on the Lands and commonly known as the Bretton Woods Ski Area (the “Bretton Woods Ski Area Improvements”);

(ix) That certain 56,000 square foot building and related improvements located on the Lands, used as a ski lodge and commonly known as The Bretton Woods Ski Lodge (the “Ski Lodge Improvements”);

2.2.3 Fixtures. All fixtures attached to and forming a part of the Real Property, other than those which constitute Improvements (the “Fixtures”).

2.2.4 Personal Property. All tangible personal property, including, without limitation, any and all furniture, fixtures, equipment, artwork, historical memorabilia and similar items, machinery, tools, animals, feed, appliances and vehicles (including all golf carts, plows, ski mobiles, snow grooming, mowers, tractors and similar service and maintenance vehicles) (free of any liens or encumbrances, except for any leases set forth on Schedule 5.1.10) located at the Real Property or used in connection with the Businesses, as well as items that Seller has ordered but has not yet received (the “Personal Property”).

2.2.5 Consumables. All food, liquor, wine, consumable supplies and inventories of every kind or nature owned by Seller as of the Closing Date and located at and used in connection with the operation of the Businesses at the Real Property, other than any such items, not exceeding in the aggregate twenty percent (20%) in value of all such items, that Purchaser elects not to purchase (the “Consumables”). For purposes of determining such twenty percent (20%) and for purposes of determining adjustments to the Purchase Price, the value of the Consumables shall be the cost thereof. At least fifteen (15) Business Days prior to the Closing Date and after complying with the provisions in Section 4.4, Seller shall present Purchaser with an itemized list of the Consumables, in reasonable detail and showing the values thereof, from which Purchaser may select items it does not wish to purchase in accordance with the foregoing provisions.

2.2.6 Tenant Leases. All leases, subleases, licenses, concessions and similar agreements granting to any other Person the right to use or occupy any portion of the Real Property, a complete listing of which is attached hereto as Schedule 5.1.10 (the “Tenant Leases”) together with all security deposits held by Seller thereunder.

2.2.7 Intangible Assets. Any and all building plans, specifications and drawings, surveys, photos, electronic files, data and information, environmental and soil reports, club membership data and information, software licenses, internet domain names and websites, telephone and facsimile numbers listing in directories, customer and supplier lists and files, guest data and information (including historical preference and similar information), credit records, labels, promotional literature, security codes, goodwill of the Businesses, trademarks, trade name (including, without limitation all rights of Seller to use the name and logos associated with Bretton Woods, Mount Washington Hotel, Bretton Arms Country Inn, The Lodge at Bretton Woods and Fabyan’s Station and Restaurant) logos, domain names, websites, all records and sales and other customer data, use and occupancy permits, governmental permits and approvals, rights to apply for any historic tax credits in connection with the Real Property and the Businesses, any unexpired guaranties or warranties and Declarant/Developer Rights (collectively, with the Tenant Leases, Licenses and Permits, Plans and Specifications and Warranties, referred to as the “Intangible Assets”).

2.2.8 Contracts. All of Seller’s right, title and interest in and to any marketing, management, maintenance, service and supply contracts, equipment and personal property leases (including capital leases) and all other similar agreements for goods or services provided to Seller in connection with the Businesses (the “Contracts”), which Contracts are set forth in Schedule 5.1.14, together with all deposits made or held by Seller thereunder.

2.2.9 Licenses and Permits. All of Seller’s right, title and interest in and to any licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority which are held by Seller or its Affiliates or agents with respect to the Real Property or Businesses, including, without limitation, all such licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority necessary for the use, operation, or occupancy of the Real Property or the Businesses, a complete listing of which is attached hereto as Schedule 5.1.9 (the “Licenses and Permits”), together with any deposits made by Seller, its Affiliates or agents thereunder.

2.2.10 Books and Records. All of Seller’s books and records which relate to the Real Property or the Businesses, exclusive of books and records listed in Section 2.3 as Excluded Assets (the “Books and Records”), provided that (i) Seller shall have access to the Books and Records and may copy and prepare abstracts from same for purposes of preparing and filing returns for Taxes and for defending audits and lawsuits and for other legitimate legal purposes and (ii) Purchaser shall retain the Books and Records in accordance with its record retention policies and for such periods as may be required by Applicable Law.

2.2.11 Plans and Specifications. All of Seller’s right, title and interest in and to any plans and specifications, blue prints, architectural plans, engineering diagrams and similar items which specifically relate to the Assets (the “Plans and Specifications”).

2.2.12 Warranties. All warranties and guaranties held by Seller with respect to any Assets (the “Warranties”).

2.2.13 Water Rights. All right, title and interest of Seller in all water rights, riparian rights, appropriative rights, water allocations, water stock, water dispersal, water discharge and water collection associated with irrigating and snowmaking activities on the Lands (the “Water Rights”) including, without limitation, under all documents, agreements and permits relating to the supply of water to the Lands.

2.2.14 Effluent Discharge Rights. All right, title and interest of Seller in all rights to discharge effluent to a water of a state or the United States in connection with the operation of the Businesses (the “Effluent Discharge Rights”).

2.2.15 The Businesses. The Businesses.

2.2.16 Other Assets. All other property, assets, rights and interests of Seller and relating to the Assets not previously listed in this Section 2.2, other than the Excluded Assets (as defined below).

2.3. Excluded Assets. Notwithstanding anything to the contrary in Section 2.2, the following property, assets, rights and interests (the “Excluded Assets”) are excluded from the Assets:

2.3.1 Cash. Except for deposits expressly included in Section 2.2, all cash on hand or on deposit in any operating account or other account or reserve maintained in connection with the Real Property or the Businesses.

2.3.2 Third-Party Assets. Any removable fixtures, personal property or intellectual property owned by third-parties and more particularly set forth on the attached Schedule 2.3.2, and any personal property owned by any guests or customers of the Businesses.

2.3.3 Accounts Receivable. Seller’s accounts receivable and rents receivable as of the Closing Date.

2.3.4 Tax Refunds. All tax refunds, rebates, and credits in connection with the Real Property, the Businesses or other of the Assets, which relate to the period prior to the Closing Date.

2.3.5 Certain Books and Records. Seller’s charter documents, ownership records, records relating to Seller’s entity governance such as minutes of meetings, and other records not relating to the ownership, operation or performance of the Business or of other Assets.

2.3.6 Unwanted Assets. Any other assets of Seller that, notwithstanding their inclusion within the definition of “Assets,” Purchaser specifically declines to accept.

2.4. Retained Liabilities. At Closing, Seller shall retain all Liabilities for, and Purchaser shall not have any obligation or Liability concerning:

(a) any Liabilities under the Tenant Leases, Contracts, and Licenses and Permits which have arisen or accrued and pertain to a period prior to the Closing Date, including, without limitation, the Liability for the payment of any amounts due and payable or accrued but not yet due or payable prior to the Closing Date under the Tenant Leases, Contracts, and Licenses and Permits, except to the extent Purchaser receives a credit for such Liabilities under Article 9 and except with respect to deposits (such as security deposits, advance reservation deposits, and the like) transferred by the Sellers to the Purchaser under this Agreement; and

(b) the payment of all Taxes and Association Assessments due and payable or accrued but not yet paid prior to the Closing Date, except to the extent Purchaser has received a credit for such Taxes and Association Assessments under Article 9; and

(c) the employment of any employees of Seller, its Affiliates or agents, including the payment of any compensation, accrued paid time off, sick time, personal days and any amounts accrued under any employee benefit or welfare plan of Seller; and

(d) any claim for personal injury or property damage to a Person which is based on any event which occurred at the Real Property or in connection with the Businesses prior to the Closing Date; and

(e) any claim arising out of the construction of any of the Improvements; and

(f) any claim arising out of the development, construction, marketing, sales and/or management of any condominium units constructed on or in connection with the Real Property, including any claim arising under securities laws, rules or regulations.

(g) any damages (including costs of cleanup, containment of other remediation) arising from or in connection with any environmental health or safety liabilities and or environmental claims arising out of or relating to (i) the ownership or operation by any Person at any time on or prior to the Closing Date of any of the Assets, including, without limitation, the Businesses, or (ii) any bodily injury (including illness, disability and death, regardless of when any bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any assets in any way arising from or allegedly arising from any hazardous activity conducted by any Person with respect to the Assets, including, without limitation, the Businesses, that was present or suspected to be present on or before the Closing Date on or at the Real Property (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any property and was present or suspected to be present on the Real Property, on or prior to the Closing Date), or was released or allegedly released by any Person on or at any facilities or Assets at any time on or prior to the Closing Date; and

(h) any Income, Franchise or Other Taxes; and

(i) any other Liabilities that are not Assumed Liabilities.

(collectively the “Retained Liabilities”). The rights and obligations of the Parties under this Section 2.4 shall survive the Closing.

2.5. Assumed Liabilities. The Purchaser shall at Closing assume (i) all Liabilities under the Tenant Leases, Contracts, Licenses and Permits that are not Retained Liabilities and which arise or accrue on or after the Closing Date, and (ii) the payment of Taxes and Association Assessments which arise or accrue on or after the Closing Date (“Assumed Liabilities”). The rights and obligations of the Parties under this Section 2.5 shall survive the Closing.

3. PURCHASE PRICE

3.1. Purchase Price. The purchase price for the Assets is Forty-Five Million and No/100 Dollars ($45,000,000.00) (the “Purchase Price”), which shall be adjusted at Closing for the Prorations as expressly provided in this Agreement.

3.2. Deposits.

3.2.1 Payment of Deposit. Within three (3) Business Days after the full execution and delivery of this Agreement, Purchaser will deliver to Escrow Agent the sum of One Million and No/100 Dollars ($1,000,000.00), which, together with all interest earned thereon, will be held by the Escrow Agent as a deposit under this Agreement (the “Deposit”).

3.2.2 Maintenance of Deposit. The Deposit shall be held by the Escrow Agent in an interest-bearing account, under Purchaser’s taxpayer identification number of 20-0183627, pursuant to the terms and conditions of this Agreement with such changes thereto as may be agreed to by Seller and Purchaser, each acting reasonably. The Deposit shall be fully refunded to Purchaser upon termination of this Agreement by Purchaser prior to the expiration of the Due Diligence Period and otherwise if this Agreement is terminated by Purchaser in accordance with any right of Purchaser to do so under this Agreement, but otherwise shall be non-refundable to Purchaser except as otherwise expressly provided in this Agreement.

3.2.3 Disbursement of Deposit to Seller. At Closing, Purchaser shall cause the Escrow Agent to disburse the Deposit to Seller, and Purchaser shall receive a credit against the Purchase Price in the amount of the Deposit disbursed to Seller.

3.2.4 Refund of Deposit to Purchaser. If this Agreement is terminated and Purchaser is entitled to a refund of the Deposit under any express provision of this Agreement, then the Escrow Agent will disburse the Deposit to Purchaser no later than two (2) Business Days after termination.

3.2.5 Forfeiture of Deposit. If Purchaser defaults upon the obligations contained herein and by reason of such default Purchaser is required under this Agreement to forfeit the Deposit to Seller, Purchaser shall forfeit the Deposit and the Escrow Agent shall disburse the Deposit to Seller no later than two (2) Business Days after such default has occurred.

3.2.6 Disagreements Regarding Deposit. If Escrow Agent shall be unable to determine at any time to whom the Deposit should be paid or if a dispute should develop between Seller and Purchaser concerning the disposition of the Deposit, then in any such event, Escrow Agent shall pay the Deposit and interest accrued thereon in accordance with the joint (or consistent) written instructions of Seller and Purchaser. In the event that such joint (or consistent) written instructions shall not be received by Escrow Agent within ten (10) days after Escrow Agent shall have served written requests for such joint (or consistent) written instructions upon Seller and Purchaser, Escrow Agent shall have the right to pay all of the Deposit and interest accrued thereon into a court in Concord, New Hampshire, having jurisdiction relative to such matter and to interplead Seller and Purchaser in respect thereof; and, thereafter, Escrow Agent shall be discharged of any further or continuing obligations in connection with the Deposit and interest accrued thereon.

3.2.7 Escrow Agent’s Costs and Expenses. If costs and expenses (including attorneys’ fees) are incurred by Escrow Agent because of litigation or any dispute between Seller and Purchaser arising out of the holding of the Deposit, Seller and Purchaser each shall reimburse Escrow Agent for one-half of such reasonable costs and expenses incurred. Seller and Purchaser hereby agree and acknowledge that Escrow Agent assumes no liability in connection with the holding or investment of the Deposit pursuant hereto, except for the negligence or willful misconduct of Escrow Agent and its employees and agents. Escrow Agent shall not be responsible for the validity, correctness or genuineness of any document or notice referred to herein; and, in the event of any dispute under this Agreement relating to the disposition of the Deposit, Escrow Agent may seek advice from its own counsel and shall be fully protected in any action taken in good faith in accordance with the opinion of Escrow Agent’s counsel.

3.3. Payment of Purchase Price.

3.3.1 Payment at Closing. At the Closing, Purchaser shall pay to Seller by wire transfer an amount equal to the Purchase Price (adjusted at Closing for Prorations, adjustments and other items set forth in Article 9 hereof and otherwise as expressly provided in this Agreement), less the Deposit disbursed to Seller. Purchaser shall cause the wire transfer of funds to be received by Seller no later than 5:00 p.m. (Eastern Time) on the Closing Date.

3.3.2 Method of Payment. All amounts to be paid by Purchaser to Seller pursuant to this Agreement shall be paid by wire transfer of immediately available U.S. federal funds.

3.4. Allocation of Purchase Price.

The Parties agree that the Purchase Price shall be allocated among the Assets during the Due Diligence Period for federal, state and local tax purposes. The allocation of the Purchase Price among the Assets shall be the allocation set forth in the cost aggregation study obtained by Purchaser by a nationally recognized accounting firm during the Due Diligence Period.

At Closing, Purchaser and Seller shall, as applicable, execute and deliver to one another Internal Revenue Service Form 8594 relating to the allocation of the Purchase Price as contemplated in this Section 3.4. The Parties shall file all federal, state and local tax returns and related tax documents consistent with the agreed-upon allocation, as the same may be adjusted pursuant to Article 9 or any other provision in this Agreement.

4. DUE DILIGENCE AND INSPECTION

4.1. Right to Inspect.

4.1.1 Inspection Provisions. Purchaser and Purchaser’s Inspectors shall have the right to enter upon the Real Property at reasonable times, at the risk of Purchaser, and to perform, at Purchaser’s expense, such Inspections of and concerning the Real Property and other tests, studies, reviews and investigations of the Assets, as Purchaser may deem appropriate.

Purchaser shall have the right to meet and interview upon one (1) Business Day’s notice (or as soon thereafter as the person to be interviewed is available, if such person is on vacation when such notice is given, for example) to Wayne Presby or Joel Bedor, with Seller’s representative present if Seller so elects, any managers and employees of Seller, its Affiliates and/or agents, as appropriate, to discuss the Businesses, including the revenues, expenses, operation, books and records, tax returns and physical condition of the Real Property, the other Assets and the Businesses. Seller may impose reasonable restrictions on the timing of all such investigations, reviews and inspections as necessary to minimize disruption of Seller’s activities. In addition, Purchaser shall have the right, but not the obligation, to contact such Governmental Authorities as it may elect in connection with the transactions contemplated by this Agreement. To the extent in Seller’s possession or control, Seller will furnish to Purchaser copies of the following within ten (10) days of the Effective Date, each of which will be a true, correct and complete copy of the document it purports to be:

(i) All Warranties;

(ii) All Licenses and Permits;

(iii) The most recent real estate tax statements with respect to the Real Property and notices of appraised value for the Real Property;

(iv) All records relating to any real property or other tax appeals relating to the Assets;

(v) Income and other tax returns relating to the Assets, including without limitation, the Businesses, for the last three (3) years;

(vi) Seller’s Due Diligence Materials;

(vii) The Construction Documents;

(viii) Any Environmental Reports;

(ix) All title insurance policies relating to the Real Property;

(x) All documentation relating to any Third-Party Claim asserted, or notices from any Governmental Authority issued, in connection with the Assets, including, without limitation, the Businesses;

(xi) Surveys, engineering and architectural plans, drawings and specifications relating to the Real Property, including, without limitation, the Plans and Specifications;

(xii) All contracts affecting the Real Property in any material respect, including, without limitation, the Contracts;

(xiii) All Tenant Leases and all agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable in connection therewith which will be binding on Purchaser after Closing; and

(xiv) All other information and documentation that Purchaser may reasonably request regarding the Assets, including, without limitation, the Businesses.

Provided, however, Purchaser acknowledges that certain of the documentation enumerated above is, by nature of its size, length or volume, not practicable for Seller to reproduce and send to Purchaser. Seller shall be entitled to exercise its commercially-reasonable discretion in that regard. However, Seller shall identify in writing to Purchaser within ten (10) days after the Effective Date from the list above any such documentation that Seller determines is not practicable to be reproduced and sent by Seller to Purchaser. With respect to all such documentation identified by Seller, Seller shall (i) make such documentation available for review, inspection and copying by Purchaser and Purchaser’s Inspectors, (ii) provide an appropriate work area(s) or location(s) at Seller’s Bretton Woods Resort property for such review, inspection and copying to occur and (iii) provide Purchaser and Purchaser’s Inspectors with access to copying machines at Seller’s Bretton Woods Resort property to prepare copies of such portions or all of such documentation as they may desire to produce. However, if the copying machines at Seller’s Bretton Woods Resort property are not adequate to copy portions of such documentation (e.g., full-size surveys, which require special copying machines), Purchaser and Purchaser’s Inspectors shall be permitted to temporarily remove such documentation from Seller’s Bretton Woods Resort property to have it copied.

Purchaser and Purchaser’s Inspectors shall take all reasonable precautions to minimize the impact on the Real Property and the Businesses of any such Inspections and shall coordinate with Seller and BW regarding communications with Seller’s employees relating to the Inspections. With respect to physical Inspections of the Real Property to be conducted by Purchaser (e.g., environmental Inspections), Purchaser shall retain professional third-party Inspectors to complete such Inspections and shall require such third-party Inspectors to maintain liability insurance coverage for their activities on the Real Property that is consistent with liability insurance coverage customarily maintained by similar professional third-party Inspectors in New Hampshire. If Purchaser or Purchaser’s Inspectors intend to take any sample from the Real Property in connection with any physical investigations permitted herein, then Purchaser shall give reasonable advance notice to Seller to enable Seller to have the opportunity to simultaneously obtain a similar sample in order to allow Seller, if it so chooses, to perform its own analysis. Purchaser shall, immediately after any entry, inspection or test, restore the Real Property, at its sole cost, to the condition which existed immediately prior thereto (to the extent practicable), including replacing paving and landscaping, if applicable. The foregoing restoration obligations of Purchaser shall survive the Closing or earlier termination of this Agreement. Except as expressly stated in this Agreement, in no event shall Purchaser contact any of Seller’s agents, employees, contractors or other representatives without the prior consent of Wayne Presby or Joel Bedor.

4.1.2 Inspection Documents. In the event this Agreement is terminated by Purchaser for any reason other than Seller’s default hereunder, Purchaser shall, promptly following such termination, deliver or cause to be delivered to Seller a complete copy of all written reports, studies, tests, investigations, surveys and evaluations relating to the Assets prepared by third parties on behalf of or at the request of Purchaser in connection with Purchaser’s Inspections under this Agreement.

4.1.3 As Is Purchase. Subject to Seller’s warranties and representations in this Agreement, it is understood and agreed that the Real Property will be purchased by Purchaser in its present physical condition “AS IS” as of the Effective Date, ordinary wear and tear excepted.

4.2. Matters Relating to Title.

4.2.1 State of Title. Within thirty (30) days of the Effective Date, Purchaser will obtain, at Purchaser’s expense, a current title commitment from the Title Company (the “Title Commitment”) with respect to each parcel comprising the Real Property, together with legible copies of all title exception documents. Within sixty (60) days of the Effective Date, Purchaser will obtain, at Purchaser’s expense, the Surveys. Within twenty (20) days after the date of receipt by Purchaser of the Title Commitment and Surveys, Purchaser will submit to Seller a written Notice from Purchaser (“Title Notice”) specifying any defects in or objections to the title shown in the Title Commitment or the Surveys which in Purchaser’s judgment adversely affect the Real Property. Any and all (i) liens, encumbrances and other exceptions to title (the “Title Exceptions”), to which Purchaser timely objects, and (ii) encroachments by improvements on adjoining properties onto or over the Lands, any encroachments of the Improvements onto or over adjoining properties, setback lines or easements (to the extent in violation thereof) and any other survey defects which adversely affect title to the Real Property (the “Survey Defects”) and are not Permitted Encumbrances, together shall constitute “Unpermitted Exceptions” to title to the Real Property. Seller shall notify Purchaser in writing within five (5) Business Days of receiving the Title Notice whether Seller will be able, exercising diligent efforts, to cure any title matters set forth in the Title Notice and if Seller is able to cure such title matters; provided, however, that Seller shall have no obligation to incur costs in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) in curing such title matters set forth in the Title Notice (except that Seller shall be obligated, however, to cure any such title matters set forth in the Title Notice that are monetary liens of a definite, fixed and ascertainable amount, notwithstanding the amount). Upon Purchaser’s failure to timely object, all matters shown on the Title Commitment or on the Surveys shall thereafter be deemed a “Permitted Encumbrance” with respect to the Real Property. If Seller is able to cure the title defects, but is unable to complete the cure of such title defect at or before Closing, or if Seller is able to cure the title defects, but is unable to cure such title defect without exceeding the cap contemplated above and Seller elects not to cure such defect (other than during the aforementioned five (5) Business Day period), Purchaser shall have the right, in its absolute discretion, to elect, upon written notice to Seller, to either (A) defer the Closing Date for a reasonable period not exceeding sixty (60) days to give Seller an opportunity, to either (y) cure such Title Exception or Survey Defect, or (z) if Purchaser, in its sole and absolute discretion agrees to accept affirmative title insurance coverage with respect to such Title Exception or Survey Defect, provide the Title Company such assurances as the Title Company requires to insure Purchaser against any loss arising from such Title Exception or Survey Defect, or (B) to proceed pursuant to Section 4.2.2 below. Failure by Purchaser to deliver the notice referred to in the immediately preceding sentence shall be deemed an election under (B) above.

4.2.2 Failure of Title. If on the Closing Date title to the Real Property is not insurable or is subject to any Unpermitted Exceptions and Seller is unable or unwilling to cure the same, Purchaser may elect, as its sole right and remedy, either (i) to take such title to the Real Property as Seller can convey, with no abatement of the Purchase Price (except to the extent of monetary liens of a definite, fixed and ascertainable amount not in excess of the Purchase Price), or (ii) to terminate this Agreement and proceed pursuant to Section 10.1 below.

4.2.3 Updated Title Commitment or Survey. If prior to Closing any update of the Title Commitment discloses any Title Exception which is not disclosed in the original Title Commitment or any earlier update of the Title Commitment (a “New Title Exception”), or any update of the Surveys obtained by Purchaser discloses any Survey Defect which is not disclosed in the Surveys previously obtained by Purchaser (a “New Survey Defect”), Seller shall remove or cure such New Title Exception or New Survey Defect at or prior to Closing. Provided, however, if such New Title Exception or New Survey Defect resulted from other than a willful or intentional act or omission of Seller, then Seller shall only be obligated hereunder to use diligent, commercial efforts to remove or cure such New Title Exception or New Survey Defect, subject to an expenditure cap (when combined with expenditures made pursuant to Section 4.2.1 hereof) of One Hundred Thousand and No/100 Dollars ($100,000.00). In the event that Seller fails to remove or cure such New Title Exception or New Survey Defect at or prior to Closing, Purchaser shall be entitled to proceed under Section 10.1 below, in addition to any rights Purchaser may have arising under Section 6.3.3 hereof.

4.2.4 Title Policies. At Closing, Seller shall take such steps as may be necessary to cause the Title Company to issue owner’s and mortgagee’s title insurance policies and commercially reasonable endorsements thereto to Purchaser and any lender providing financing in connection with the transactions contemplated by this Agreement, subject only to the Permitted Encumbrances (the “Title Policies”).

4.2.5 Conveyance of the Real Property. At Closing, Seller shall convey the Real Property to Purchaser subject only to Permitted Encumbrances.

4.3. Service Contracts and Equipment Leases.

On the Closing Date, the Contracts and Tenant Leases approved by Purchaser during the Due Diligence Period shall be assigned by Seller and assumed by Purchaser as of the Closing Date pursuant to the “Assignment and Assumption” (as described in Section 8.3.4), with Purchaser being responsible for the payment of any fee or other charge imposed by any party to any such Contract in connection with such transfer. Seller shall be responsible for all costs and liabilities associated with the termination of all Contracts that Purchaser chooses not to assume other than those Contracts set forth in Schedule 4.3 hereof, for which Purchaser shall be responsible for such cost of termination. Notwithstanding the foregoing, on or before the termination of the Due Diligence Period, Purchaser shall identify in writing to Seller (i) which Contracts and Tenant Leases it agrees to assume, and (ii) any Contracts and Tenant Leases it does not agree to assume, and Seller shall terminate such disapproved Contracts at its sole cost and expense (except as set forth in the preceding sentence) as of a date which is not later than thirty (30) days after the Closing Date. If the costs of such termination are not paid by Seller prior to the Closing Date, Seller shall use the proceeds of the Purchase Price to pay the same, and shall instruct the Escrow Agent to deliver such costs to the appropriate party at Closing. With respect to any Contract or Tenant Lease that Purchaser agrees to assume, it shall be a condition to such assumption that at least five (5) Business Days prior to the Closing Date, Seller will obtain and deliver to Purchaser written statements from the other party to such Contract or

Tenant Lease which demonstrate to Purchaser’s satisfaction that (i) all payments under such Contract or Tenant Lease are current and that there are no charges owed, and (ii) Purchaser shall not be responsible for the payment of any charges, penalties or other costs relating to damage, destruction or loss under any such Contract or Tenant Lease, or a breach or violation of the terms of such Contract or Tenant Lease that occurred or became due prior to the Closing Date, and Seller agrees to pay the same upon five (5) days written demand by Purchaser or equipment lessor. Notwithstanding anything to the contrary, Purchaser shall not be responsible for the obligations under any Contract or Tenant Lease (including any equipment lease) that it does not expressly approve in writing during the Due Diligence Period and assume in the Assignment and Assumption.

4.4. Inventory.

During the Due Diligence Period, Purchaser and its representatives shall be permitted to enter the Real Property for the purpose of taking an inventory of all tangible Personal Property and Consumables related to the Businesses. During the first thirty (30) days of the Due Diligence Period, Purchaser shall identify for Seller any Consumables that Purchaser determines are “stale” or should be liquidated prior to the Closing, and Seller shall employ diligent, good faith efforts to liquidate and dispose of such items of Consumables before the Closing Date. Within five (5) days of the Closing Date, Purchaser and its representatives shall be permitted to enter the Real Property for the purpose of re-taking an inventory of all tangible Personal Property and Consumables related to the Businesses. The calculation to be performed pursuant to Section 9.2.8 hereof shall be based on the inventory to be conducted based on the inventory conducted after the expiration of the Due Diligence Period, but prior to the Closing Date, subject to the adjustment set forth in Section 2.2.5 hereof.

4.5. Purchaser’s Election Whether or Not to Proceed.

If Purchaser determines in its sole discretion for any reason, or no reason at all, that it does not intend to acquire the Assets and Purchaser notifies Seller and the Escrow Agent of such determination in writing prior to the expiration of the Due Diligence Period (the “Termination Notice”), or if the Concurrent Contract is terminated before or as of the expiration of the Due Diligence Period, then the Deposit shall be returned to Purchaser, this Agreement shall be of no further force or effect, and the parties hereto shall have no further obligations to the other (except for any obligations or liabilities that expressly survive termination of this Agreement). Provided that Purchaser has not delivered to Seller a Termination Notice as aforesaid, and that the Concurrent Purchase Agreement has not been terminated as aforesaid, upon the expiration of the Due Diligence Period, the Deposit shall be nonrefundable to Purchaser except in the case of a default by Seller hereunder, the failure to occur of a Purchaser’s Closing Condition, or as otherwise expressly set forth herein. In any instance where Purchaser has the discretion to elect to terminate this Agreement, and in fact does elect to terminate this Agreement, pursuant to this Agreement, Escrow Agent shall return the Deposit to Purchaser without further instructions, consent or written authorization by Seller. This provision shall constitute the mutual escrow instructions to Escrow Agent and Escrow Agent shall be entitled and required to rely upon such instructions to return the Deposit to Purchaser without the consent or further action by Seller.

4.6. Release and Indemnification.

Purchaser assumes all risks associated with its Inspections, and Purchaser (for itself and all Purchaser’s Indemnitees) hereby releases Seller’s Indemnitees for any Indemnification Loss incurred by any Purchaser’s Indemnitee arising from or in connection with the Inspections, except to the extent resulting from the negligence or willful misconduct of any Seller’s Indemnitee. Purchaser shall indemnify, save, insure, pay, defend and hold harmless Seller’s Indemnitees in accordance with Article 12 from and against any Indemnification Loss incurred by Seller’s Indemnitee arising from or in connection with the Inspections, except to the extent resulting from the negligence or willful misconduct of any Seller’s Indemnitee. However, Purchaser is not hereby assuming the risks nor indemnifying Seller’s Indemnitees with respect to environmental contamination or other matters disclosed by Purchaser’s Due Diligence Reports which were not either (i) created or caused by Purchaser or any one or more of Purchaser’s Inspectors, or (ii) aggravated by Purchaser or any one or more of Purchaser’s Inspectors (and in the case of such aggravation Purchaser’s liability under this paragraph shall be limited to the incremental costs, losses, claims, demands, damages, liabilities, expenses and other obligations (including, without limitation, reasonable attorneys’ fees and court costs) arising out of or caused by such aggravation that is negligently caused). The foregoing indemnity obligations of Purchaser shall survive the Closing or earlier termination of this Agreement.

5. REPRESENTATIONS AND WARRANTIES

5.1. Seller’s Representations and Warranties.

To induce Purchaser to enter into this Agreement and to consummate the transactions described in this Agreement, Seller hereby makes the representations and warranties in this Section 5.1, upon which Seller acknowledges and agrees that Purchaser is entitled to rely, and as of Closing shall provide a Closing Certificate (as contemplated in Section 8.3.1 hereof) reconfirming that all such representations and warranties remain true and correct as of the Closing Date.

5.1.1 Organization and Power. Seller is duly incorporated or formed (as the case may be), validly existing, in good standing in the jurisdiction of its incorporation or formation, and is qualified to do business in the jurisdiction in which its Assets are located or its business is conducted, and has all requisite power and authority to own the Assets and conduct the Businesses as currently owned and conducted.

5.1.2 Authority and Binding Obligation. (i) Seller has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by it pursuant to this Agreement (the “Seller’s Documents”), and to perform all obligations required of it under this Agreement and each of Seller’s Documents, (ii) the execution and delivery by Seller of this Agreement and, when executed and delivered, each of Seller’s Documents, and the performance by Seller of its obligations under this Agreement and, when executed and delivered, each of Seller’s Documents, have been, or will have been, duly and validly authorized by all necessary action by Seller, and (iii) this Agreement and, when executed and delivered, Seller’s Documents constitute, or will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with its and their terms, except to the extent Purchaser itself is in default hereunder or thereunder.

5.1.3 Title to the Assets. Subject to easements, covenants, conditions and restrictions of record as of the Effective Date, Seller is the fee simple owner of marketable title to the Real Property, and Seller is the undisputed owner of all of the remaining property constituting the Assets, free and clear of all liens, mortgages, security interests, adverse claims and free of all encumbrances, except as otherwise expressly disclosed in this Agreement.

5.1.4 Consents and Approvals; No Conflicts. Subject to the matters set forth on Schedule 5.1.4 attached hereto, subject to the recording at the Closing of any of Seller’s Documents, as appropriate, and subject to any subdivision ordinance compliance that may be required as a condition to Seller’s conveyance of the Real Property to Purchaser (which is addressed in Section 7.1.12 hereof), (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery by Seller of any of Seller’s Documents, or the performance by Seller of any of its obligations under this Agreement or any of Seller’s Documents or the consummation by Seller of the transactions described in this Agreement, except to the extent such permit, authorization, consent or approval has been or will be obtained by Seller prior to Closing, and (ii) neither the execution and delivery by Seller of this Agreement or any of Seller’s Documents, nor the performance by Seller of any of its obligations under this Agreement or any of Seller’s Documents, nor the consummation by Seller of the transactions described in this Agreement, will (A) violate any provision of Seller’s organizational or governing documents, (B) violate any Applicable Law to which Seller is subject, (C) to Seller’s Knowledge, result in a violation or breach of, or constitute a default under any of the Contracts that affect any of the Real Property or Businesses or Seller in any respect, or (D) result in the creation or imposition of any lien or encumbrance on any of the Assets, or any portion thereof.

5.1.5 Condemnation. Seller has not received any written notice of any pending condemnation proceeding or other proceeding in eminent domain, and to Seller’s Knowledge, no such condemnation proceeding or eminent domain proceeding is threatened affecting any of the Real Property or other Assets or any portion thereof.

5.1.6 Compliance with Applicable Law. Seller has not received any written notice of, and, to Seller’s Knowledge, there is no, violation of any Applicable Law with respect to any of the Real Property or the Businesses which has not been fully cured or dismissed with prejudice, except as set forth on Schedule 5.1.6 attached hereto.

5.1.7 Litigation. Except as set forth on Schedule 5.1.7 attached hereto, Seller has not (i) been served with any court filing in any litigation with respect to any Assets, including without limitation, the Businesses, in which Seller is named a party which has not been resolved, settled or dismissed and which could otherwise reasonably result in an adverse impact on the Real Property, the Businesses, or Seller’s title to any of the Assets or (ii) received written notice of any claim, charge or complaint from any Governmental Authority or other Person pursuant to any administrative, arbitration or similar adjudicatory proceeding with respect to any Assets, including without limitation, the Businesses, which has not been resolved, settled or dismissed and which could reasonably result in an adverse impact on the Businesses or the Assets.

5.1.8 Taxes. All Taxes which would be delinquent if unpaid will be paid in full or prorated at Closing as part of the Prorations pursuant to Article 9; provided, however, that if any Taxes are payable in installments, such representation and warranty shall apply only to such installments which would be delinquent if unpaid at Closing. Seller has not received any written notice for an audit or delinquency of any Taxes or Income, Franchise or Other Taxes with respect to any Assets which has not been resolved or completed. Except as set forth on Schedule 5.1.8, Seller is not currently contesting any Taxes or Income, Franchise or Other Taxes with respect to any Assets. All state and local tax returns and tax reports required to be filed by Seller with respect to the Assets and the Businesses on or before the date hereof have been timely filed with the appropriate Governmental Authorities in all jurisdictions in which such returns and reports are required to be filed, and all of such returns were true, correct and complete as filed. All state, and local income, franchise, sales, use, property, excise, payroll and other taxes (including interest and penalties and including estimated tax installments where required to be filed and paid) due from or with respect to the Businesses prior to the date hereof have been fully paid, and appropriate accruals have been made on the books of Seller for taxes not yet due and payable. Except as set forth in Schedule 5.1.8, all taxes and other assessments and levies which Seller is required by law to withhold or to collect with respect to the Assets, including without limitation, the Businesses, have been duly withheld and collected, and have been paid over to the proper governmental authorities and agencies to the extent due and payable. There are no outstanding or pending claims, deficiencies or assessments for taxes, interest or penalties with respect to the Assets, including without limitation, the Businesses, by Seller for any taxable period. Seller has not received notice of any pending audits with respect to any state or local tax returns of Seller relating to the Assets, including without limitation, the Businesses.

5.1.9 Licenses and Permits. To Seller’s Knowledge, Seller has made available to Purchaser a true and complete copy of the Licenses and Permits necessary for and relating to the ownership and operation of the Assets and Businesses. A complete listing of the Licenses and Permits is attached hereto as Schedule 5.1.9. Except as set forth on Schedule 5.1.9, Seller has not received any written notice from any Governmental Authority or other Person of (i) any violation, suspension, revocation or non-renewal of any Licenses and Permits that are necessary for or relate to the ownership and operation of the Assets or Businesses that has not been cured or dismissed, or (ii) any failure by Seller to obtain any Licenses and Permits that are necessary for or relate to the ownership and operation of the Assets, including, without limitation, the Businesses, that has not been cured or dismissed.

5.1.10 Tenant Leases. Schedule 5.1.10 sets forth a true, correct and complete list and rent roll with respect to the Tenant Leases, and Seller has made available to Purchaser a copy of each of the Tenant Leases in Seller’s possession, which are true, correct and complete copies of the Tenant Leases. Seller has neither given nor received any written notice of any breach or default under any of the Tenant Leases which has not been fully cured. Except as set forth in Schedule 5.1.10, no tenants are entitled to any rebates, rent concessions or free rent. No rents due under any of the Tenant Leases are presently assigned, hypothecated or encumbered by Seller, other than in connection with any mortgage encumbering the Real Property which shall be satisfied and paid in full prior to or in connection with the Closing. There are no unpaid brokerage commissions or unpaid landlord obligations for tenant improvements in connection with the current term of occupancy of tenants under the Tenant Leases. No rent under any of the Tenant Leases has been prepaid (except for security deposits and rental for the current month and payments that are required to be made in advance pursuant to the terms and provisions of the Tenant Leases and except for prepayments set forth either in the Tenant Leases). No tenant has notified Seller in writing of its intent to terminate its Tenant Lease prior to expiration of the term of such Tenant Lease. No written notice of any default under the Tenant Leases has been given or received by Seller. The attached Schedule 5.1.10 accurately lists all the existing Tenant Leases. Prior to closing, Seller will deliver to Purchaser updated information current as of no earlier than five (5) Business Days prior to Closing on an updated rent roll signed by a representative of Seller which shall supplement Schedule 5.1.10 for all purposes under this Agreement.

5.1.11 Possession. Except as set forth in Schedule 5.1.11 attached hereto, Seller has not granted to any party any license, lease or other right relating to the use or possession of the Real Property, or any part thereof, except to tenants pursuant to the Tenant Leases.

5.1.12 Purchase Rights. There are no purchase contracts, options or other agreements of any kind, whereby any Person other than Purchaser will have acquired or will have any right to acquire title to all or any portion of the Assets.

5.1.13 Contracts. Schedule 5.1.13 sets forth a true, correct and complete list of the Contracts relating to the ownership and operation of the Assets. The copies of the Contracts heretofore delivered to Purchaser are true, correct and complete in all material respects. Neither Seller, nor, to Seller’s Knowledge, any other party to the Contracts, is in breach or default under any obligation thereunder or any provisions thereof, and no condition exists that, with notice or the passage of time, or both, will constitute a breach or default under any obligation thereunder or any provisions thereof. Except as set forth on Schedule 5.1.13, no consent of any Person is required as a condition to Seller’s assignment of the Contracts to Purchaser at Closing. With respect to any Persons whose consent is required as a condition to Seller’s assignment of the Contracts to Purchaser at Closing, Seller covenants to employ diligent, good faith efforts to obtain such consent(s) in writing (in a form reasonably acceptable to Purchaser) and to deliver same to Purchaser prior to the expiration of the Due Diligence Period and, if Seller fails to obtain such written consent(s) prior to the expiration of the Due Diligence Period, Seller shall continue such efforts thereafter until the Closing Date.

5.1.14 Municipal Assessment/Notices. There are no outstanding unpaid municipal assessment notices against the Assets, and Seller has not received any written notice from any Governmental Authority concerning the existence of any presently uncorrected violation of any Applicable Law with respect to the Assets.

5.1.15 Bankruptcy. Seller is not insolvent, within the meaning of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and Seller has not ceased to pay its debts as they become due. Seller has not filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts; and no such petition, case or proceeding has been filed against it which has not been dismissed, vacated or stayed on appeal; and Seller has not been adjudicated as a bankrupt or insolvent or consented to, or filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency. Seller has not sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, and Seller has not made or taken any action to make a general assignment for the benefit of creditors, no arrangement, attachment or execution has been levied, and no tax lien or other governmental or similar lien has been filed against it or a material part of its properties, which has not been duly and fully discharged prior to the Effective Date.

5.1.16 Labor and Employment Matters. To Seller’s Knowledge, there is no union organizing, strikes, work stoppage or slow downs in respect of the Businesses, nor has Seller been asked within the past twelve (12) months by any Person to negotiate in connection with entering into any collective bargaining agreement or other contract or written understanding with a labor union or organization or any other person representing or seeking to represent any employees relating to the Businesses (or any of them). As of Closing, (i) the participation of all employees at the Real Property or of the Businesses, whether retained employees or otherwise, in all of Seller’s retirement plans, welfare plans, supplemental retirement plans, deferred compensation plans and severance plans shall cease and (ii) all employment contracts between all employees at the Real Property or of the Businesses, whether retained employees or otherwise, and Seller shall terminate. Seller is not a party to any collective bargaining agreement or relationship with any labor union which affects the Assets, including, without limitation, the Businesses.

5.1.17 ADA, WARN and COBRA. Seller has not received any written notice of any violation of, and to Seller’s Knowledge there is no violation of, any provision of Applicable Law (including, but not limited to, the Americans with Disabilities Act, the WARN Act, COBRA and those of environmental agencies), with respect to the ownership, operation, use, maintenance or condition of the Assets and the Businesses, which violation has not been remedied.

5.1.18 Construction Contracts. At Closing there will be no outstanding contracts made by Seller for the construction or repair of any Improvements which have not been fully paid for or provision for the payment of which has not been made by Seller and Seller shall discharge and have released of record or bonded all mechanic’s, builder’s or materialman’s liens, if any, arising from any labor or materials furnished to the Real Property prior to the Closing to the extent any such lien is not bonded over pursuant to Applicable Law.

5.1.19 Environmental Condition of Real Property. Except as set forth in the Property Condition Evaluations and the Environmental Reports, there are no underground storage tanks on the Real Property and the Real Property does not contain any Hazardous Substances (other than any Hazardous Substances situated at the Real Property in the Ordinary Course of Business or the ordinary course of business of any tenant or other occupant of the Real Property which are stored, held, used and disposed of in compliance with Environmental Laws), there are no Environmental Claims, and to Seller’s Knowledge there are no Environmental Liabilities in respect of the Real Property or the Businesses except as provided on Schedule 5.1.19.

5.1.20 Management Agreements. As of the Closing Date, Seller will not be party to any management agreement with respect to the Real Property or the Businesses, except for any such management agreement consented to in writing by Purchaser in connection with Seller’s management of the facilities that are licensed to serve alcoholic beverages.

5.1.21 Compliance with Permitted Encumbrances. Seller has neither received, nor given, any written notice of any violation of any Permitted Encumbrance which has not been fully cured or dismissed with prejudice.

5.1.22 Insurance. Seller has not received written notice from any insurance carrier of defects or inadequacies in the Assets, including, without limitation, the Businesses, which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor. Seller’s Due Diligence Materials set forth a correct and complete list of each insurance policy maintained by Seller with respect to the Assets, including, without limitation, the Businesses.

5.1.23 Finders and Investment Brokers. Seller has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Seller in connection with the transactions contemplated by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions contemplated by this Agreement.

5.1.24 Foreign Person. Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

5.1.25 Financial Statements. The profit and loss statements for the Real Property and the Businesses for fiscal years ended December 31, 2002, 2003, and 2004, and the statements from the first three (3) quarters of 2005, which were provided to Purchaser: (i) are true and complete copies of the operating statements for such period prepared by Seller with respect to the Assets, including, without limitation, the Businesses; and (ii) to Seller’s Knowledge, have been prepared in accordance with generally accepted accounting principals consistently applied and present fairly, in all material respects, the operation results of the Businesses for the periods covered by such income statements, subject to standard year-end adjustments for any year to date income statements.

5.1.26 ERISA. Neither (i) any assets of Seller, nor (ii) any funds to be used by Seller with respect to the transactions contemplated pursuant to this Agreement, are, or at Closing will be, pursuant to ERISA or the Code considered for any purpose of ERISA or Section 4975 of the Code to be assets of a Plan. Seller is not executing this Agreement and will not be performing its obligations or exercising its rights or remedies under this Agreement on behalf of or for the benefit of any Plan. Neither the execution or delivery of this Agreement by Seller, nor the performance by Seller of its obligations or the exercise of its rights or remedies under this Agreement, nor any transaction contemplated under this Agreement, is or will be a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code. For the purposes hereof the following terms shall have the following meanings: “Code” shall mean the Internal Revenue Code of 1986, as amended; “ERISA” shall mean the Employee

Retirement Income Security Act of 1974, as amended (and any successor statute and any applicable regulations or guidance promulgated thereunder); and “Plan” shall mean a “plan” as that term is defined in Section 3(3) of ERISA or Section 4975 of the Code.

5.1.27 No Materially Untrue Statements or Omissions. No representation, warranty or statement in this Agreement made by Seller contains any untrue statement of a material fact or omits to state a material fact with Seller’s Knowledge necessary to make the statement of facts contained therein not materially misleading.

5.1.28 Intellectual Property. Seller owns all rights in, and has all rights necessary to transfer the, Intellectual Property to be sold or transferred hereunder. For the purposes of this Agreement, “Intellectual Property” means, as used in connection with the Assets or Businesses, (i) any patent, copyright, trademark, service marks, trade dress, trade name, licenses, franchises or domain name (regardless of whether such rights have been registered), (ii) registrations and applications for registration of any of the foregoing rights listed in clause (i) of this definition, (iii) trade secrets, confidential information, know-how, moral rights, processes, goodwill and other intangible assets of Seller, (iv) data of any kind, including rights to use personally-identifiable information relating to any natural person or any e-mail address, and (v) any other proprietary or intellectual property rights of any kind.

5.1.29 Name. Seller has the right to use, convey, transfer and sell the names Bretton Woods, Mount Washington Hotel, Bretton Arms Country Inn, The Lodge at Bretton Woods and Fabyan’s Station and Restaurant and Seller has not received notification of any claims or actions by any party disputing or challenging Seller’s right to use such names.

5.1.30 Labor Disputes. During the three (3) years preceding the Effective Date, the Businesses have not experienced any labor disputes or labor trouble which have had an adverse effect on the operations of the Businesses. There are no outstanding claims or actions or, to Seller’s Knowledge, threatened claims or actions, by any current or former employee of the Businesses against Seller or the Businesses.

5.1.31 Patriot Act. Seller and its officers and shareholders, and their respective principals, shall not transfer the proceeds obtained as a result of this Agreement to any person or entity listed on the Office of Foreign Assets Control list as “Terrorists” and “Specially Designated Nationals and Blocked Persons”, or otherwise be in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001.

5.1.32 Memberships. Seller has delivered to Purchaser all membership applications and contracts and agreements between Seller and members of any club owned or operated by Seller, if any, with respect to any of the Assets, including, without limitation, golf and health and fitness facilities (each, a “Club”; collectively, the “Clubs”). Seller has delivered copies of all written advertising materials, sales brochures, offerings, solicitations, magazines and drawings used in connection with the sales of memberships, if any. Schedule 5.1.32 attached hereto and incorporated herein by this reference contains a true, correct and complete list of all the members of any such Clubs as of the Effective Date, if any. This list includes (a) the member’s name, (b) the type of membership, (c) the effective date of the membership, (d) the amount of initiation deposit or fee that has been paid and whether such initiation fee is subject to any transfer or refund right, (e) any terms of the membership or any rights, privileges, or obligations of the membership which are different from other memberships in that category (for example, pre-paid dues, trade-outs, complementary, honorary limitation on fees or dues increases), (f) the fees and dues paid by such members and the period of time to which such fees and dues relate and an aging of each member’s accounts receivable, and (g) members who have been given a right of first refusal relative to acquisition of any assets or the Clubs. Seller has delivered to Purchaser any and all documentation regarding and correspondence with or from the United States Securities and Exchange Commission or any state securities agency, including no-action letters, relating to the Clubs or membership therein. Seller has delivered to Purchaser true, correct and complete copies of the rules and regulations, articles of incorporation, bylaws, minutes and all other documents and information pertaining to the rights and obligations of the members of the Clubs, and said copies are attached hereto as a part of Schedule 5.1.32. Except as otherwise set forth in Schedule 5.1.32, no representations or statements have been made (either orally or in writing) by Seller, its Affiliates or agents or any officer or employee thereof to any member of any Club that (i) memberships in the Clubs are equity memberships, (ii) members have a right to participate in the ownership, management, or operation of the Clubs, (iii) members have a right to share in any profits from a refinancing or sale of the Clubs, (iv) memberships in the Clubs are perpetual or non-terminable, (v) members have a right to receive a refund or return of their initiation fee or security deposit, or (vi) members enjoy contractual rights other than the right to use the Club facilities in accordance with the bylaws and the rules and regulations.

5.1.33 Use of Clubs. Seller, its Affiliates and/or agents and the officers and employees thereof have made no representations, statements, promises, or agreements (either orally or in writing) to any person or entity, including, without limitation, home builders, prospective home buyers, owners, or occupants of the land surrounding any Club, regarding any of the following: (i) the right to membership in a Club or the intent to operate a Club as a private or semi-private country Club, (ii) the right to play golf at a Club or ski or make any other use of the Assets, except on the same terms and conditions as offered to the public, (iii) the right to participate in the operation, management, or maintenance of the Assets, and (iv) the manner in which any Club will be operated, managed, maintained or improved.

5.1.34 Water Rights. The Water Rights constitute all rights necessary for the collection, discharge and dispersal of water and for the continued snowmaking, irrigation and operation of the Assets, including, without limitation, the Businesses.

5.1.35 Effluent Discharge Rights. The Effluent Rights constitute all rights necessary for the discharge of effluent in connection with the operation of the Assets for the Businesses.

5.1.36 Pesticide and Fertilizer Management. Seller has managed all pesticides and fertilizers stored at or used in connection with the Assets, including, without limitation, the Businesses, in accordance with the management programs created in connection therewith. A complete and accurate schedule of such management programs is attached hereto as Schedule 5.1.36.

5.1.37 Existing Use. To Seller’s Knowledge, the Assets, the use thereof for the existing Businesses, and the condition thereof does not violate in any material respect any applicable deed restrictions, zoning or subdivision regulations (subject to obtaining any necessary subdivision approvals required as a condition to Seller’s conveyance of the Real Property to Purchaser, as addressed in Section 7.1.12 hereof), urban redevelopment plans, local, state or federal environmental law or regulation or any building code or fire code applicable to the Assets and are not designated by any governmental agency to be in a flood plain area. Seller has no Seller’s Knowledge of any condition or state of facts which would preclude, materially limit or materially restrict the use of the Property for the existing hotel, golf, ski, tennis, equestrian and other uses contemplated by the Businesses and existing uses ancillary thereto.

5.1.38 Restriction of Access. To Seller’s Knowledge, there is no current federal, state, county or municipal plans to materially restrict or materially change access to any part of the Real Property from any highway or road leading directly to or abutting any part of the Real Property.

5.1.39 Construction of Improvements. To Seller’s Knowledge, the Improvements have been constructed in accordance with the plans and specifications and the building permits and other governmental approvals therefore in all material respects.

5.1.40 Utilities. To Seller’s Knowledge, Seller has complied with all Applicable Law in connection with the development, construction and operation of the Utility Improvements and the business operated thereon or in connection therewith. The Utility Improvements produce utility services in sufficient capacity to fully-serve the Assets and the Lands as they are currently developed. There are no pending or past due inspections of the Utility Improvements or the business operated thereon or in connection therewith.

5.2. The Purchaser’s Representations and Warranties.

To induce Seller to enter into this Agreement and to consummate the transactions described in this Agreement, Purchaser hereby makes the representations and warranties in this Section 5.2, upon which Purchaser acknowledges and agrees that Seller is entitled to rely, and as of Closing shall provide a Closing Certificate (as contemplated in Section 8.4.3 hereof) reconfirming that all such representations and warranties remain true and correct as of the Closing Date.

5.2.1 Organization and Power. The Purchaser is duly incorporated or formed (as the case may be), validly existing and in good standing under the laws of the State of Maryland, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.

5.2.2 Authority and Binding Obligation. The Purchaser has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by Purchaser pursuant to this Agreement (the “Purchaser’s Documents”), and to perform all obligations of Purchaser arising under this Agreement and each of Purchaser’s Documents. The execution and delivery by the signer on behalf of Purchaser of this Agreement and, when executed and delivered, each of Purchaser’s Documents, and the performance by

Purchaser of its obligations under this Agreement, and when executed and delivered, each of Purchaser’s Documents, has been, or will be, duly and validly authorized by all necessary actions by Purchaser. This Agreement and, when executed and delivered, each of Purchaser’s Documents, constitutes, or will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its and their terms, except to the extent Seller is in default thereunder.

5.2.3 Consents and Approvals; No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by Purchaser of this Agreement or any of Purchaser’s Documents, the performance by Purchaser of any of its obligations under this Agreement or any of Purchaser’s Documents, or the consummation by Purchaser of the transactions contemplated by this Agreement or any of Purchaser’s Documents. Neither the execution and delivery by Purchaser of any of Purchaser’s Documents, nor the performance by Purchaser of any of its obligations under any of Purchaser’s Documents, nor the consummation by Purchaser of the transactions described in this Agreement, will: (A) violate any provision of the organizational or governing documents of Purchaser; (B) violate any Applicable Laws to which Purchaser is subject; or (C) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which Purchaser is a party or by which any of Purchaser’s properties are subject.

5.2.4 Finders and Investment Brokers. The Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Purchaser in connection with the transactions described by this Agreement in any manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions described in this Agreement.

6. COVENANTS

6.1. Confidentiality.

6.1.1 Disclosure of Confidential Information. The Parties acknowledge and agree that the existence of this Agreement, the terms of this Agreement and any other information disclosed in Seller’s Due Diligence Materials, Purchaser’s Due Diligence Reports or any other documents, materials, data or other information with respect to the Assets, including without limitation, the Businesses, which is not generally known to the public or a matter of public record shall be confidential. Nothing herein shall restrict or limit Seller from communicating with tenants, contract parties and owner’s or other associations in connection with obtaining estoppels or other required consents or approvals, as may be reasonably necessary to consummate the transactions contemplated under this Agreement, or Purchaser from contacting Seller’s company officials, property engineers and architects, and other third party consultants assisting Purchaser in its investigation of the Real Property and other Assets, subject to Section 6.1.3.

6.1.2 Public Announcements. No Party shall have the right to make a public announcement regarding the transactions described in this Agreement without the prior approval of the other Party to this Agreement. Seller and Purchaser shall approve the timing, form and substance of any such public announcement, which approval shall not be unreasonably withheld, conditioned or delayed, except if a Party is required to make a public announcement under Applicable Law, in which case no such approval by any other Party shall be required but such advance notice (if any) of such public announcement as is feasible under the circumstances shall be given to the other Party.

6.1.3 Communication with Governmental Authorities. The Purchaser and its representatives and consultants shall have the right to review building department, health department and other Governmental Authority records with respect to the Assets and the operation of the Businesses and request written or verbal confirmation of zoning and any other compliance relative to the Assets, including, without limitation, the Businesses with any Applicable Laws.

6.2. Municipal Improvements/Notices. The Purchaser shall pay all assessments against the Real Property or any part thereof for improvements or other work first becoming due on or after the Closing (including any fines, interest or penalties thereon due to the non-payment thereof), and reimburse Seller for assessments paid prior to Closing attributable to periods following the Closing, and shall indemnify, save, insure, pay, defend and hold Seller harmless from any claims therefor or any liability, loss, cost or expenses arising therefrom. Any assessments incurred prior to Closing for improvements or other work at the Real Property shall be the responsibility of and paid by Seller and Seller shall indemnify, save, insure, pay, defend and hold Purchaser harmless from and against any claims therefor and any liability, loss, cost or expense arising therefrom. This Section 6.2 shall survive Closing.

6.3. Conduct of the Business.

6.3.1 Operation, Maintenance and Repair in Ordinary Course of Business. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall conduct the Businesses in the Ordinary Course of Business, including, without limitation, (i) performing maintenance and repairs and making capital improvements to the Real Property in the Ordinary Course of Businesses; (ii) maintaining insurance coverage consistent with Seller’s risk management policies in place as of the Effective Date; (iii) replacing and/or repairing Personal Property in the Ordinary Course of Business and (iv) maintaining levels of inventory and levels of supplies used or useful in the operation of the Businesses at levels consistent with the operation of the Businesses in the Ordinary Course of Business.

6.3.2 Contracts and Tenant Leases. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall not, (i) without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, amend, extend, renew or terminate any existing Tenant Leases, Contracts or Licenses and Permits, or (ii) without Purchaser’s prior written consent in its sole discretion, enter into any new Tenant Leases, Contracts, or Licenses and Permits, except in the Ordinary Course of Business and which would not be binding upon the Assets, including, without limitation, the Businesses, or Purchaser after Closing.

6.3.3 Title. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall not willfully or intentionally create or allow to be created any Title Exception without Purchaser’s written consent, which consent shall not be unreasonably withheld. Regardless of whether any such Title Exception created from the Effective Date until the Closing is willfully or intentionally created or allowed to be created by Seller, Seller shall be responsible for removing it.

6.4. Licenses and Permits.

Subject to the terms and provisions in Section 6.15 hereof, Seller shall use diligent, good faith efforts to obtain the transfer of all Licenses and Permits (to the extent transferable) and Purchaser shall use diligent, good faith efforts to obtain the issuance of new licenses and permits (to the extent the existing Licenses and Permits are not transferable). Purchaser, at its cost and expense, shall promptly submit all necessary applications and other materials to the appropriate Governmental Authority(ies) and take such other actions to effect the transfer of Licenses and Permits or issuance of new licenses and permits as of the Closing, and Seller shall reasonably cooperate with Purchaser to cause the Licenses and Permits to be transferred or new licenses and permits to be issued to Purchaser.

6.5. Tax Contests.

6.5.1 Taxable Period Terminating Prior to Closing Date. Seller shall retain the right to commence, continue and settle through good-faith, diligent efforts, any proceeding to contest any Taxes for any taxable period which terminates prior to the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings; provided, however, Seller shall indemnify, save, insure, defend, pay and hold Purchaser harmless from and against any Indemnification Loss incurred by Purchaser as a result of Seller exercising its rights under this Section 6.5.1. This Section 6.5.1 shall survive the Closing.

6.5.2 Taxable Period Including the Closing Date. Seller shall have the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which includes the Closing Date. Notwithstanding the foregoing, if Purchaser desires to contest any Taxes for such taxable period and Seller has not commenced any proceeding to contest any such Taxes for such taxable period, Purchaser may request Seller to do so. If Seller is willing to contest such Taxes, Seller shall provide written notice to Purchaser within thirty (30) days after receipt of Purchaser’s request confirming that Seller will contest such Taxes, in which case Seller shall proceed to contest such Taxes, and Purchaser shall not have the right to contest such Taxes. If Seller fails to provide such written notice confirming that Seller will contest such Taxes within such thirty (30) day period, Purchaser shall have the right to contest such Taxes. Any refunds or abatements awarded in such proceedings shall be used first to reimburse the Party contesting such Taxes for the reasonable costs and expenses incurred by such Party in contesting such Taxes, and the remainder of such refunds or abatements shall be prorated between Seller and Purchaser as of the Cut-Off Time, and the Party receiving such refunds or abatements promptly shall pay such prorated amount due to the other Party. This Section 6.5.2 shall survive the Closing.

6.5.3 Taxable Period Commencing After Closing Date. The Purchaser shall have the right to commence, continue and settle any proceedings to contest Taxes for any taxable period which commences after the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings.

6.5.4 Cooperation. Seller and Purchaser shall use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no cost or expense to the Party not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the Party contesting the Taxes in furtherance of the contest of such Taxes. This Section 6.5.4 shall survive the Closing.

6.6. Notices and Filings.

Seller and Purchaser shall use commercially reasonable efforts to cooperate with each other (at no cost or expense to the Party whose cooperation is requested, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to provide written notice to any Person under any Tenant Leases, Contracts or Licenses and Permits and to effect any required registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Assets, including, without limitation, the Businesses.

6.7. Further Assurances. From the Effective Date until the Closing or termination of this Agreement, Seller and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions described in this Agreement, including, without limitation, (i) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Applicable Law, and (ii) effecting all registrations and filings required under this Agreement or Applicable Law. After the Closing, Seller and Purchaser shall use commercially reasonable efforts (at no cost or expense to such Party, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transactions contemplated in this Agreement. This Section 6.7 shall survive Closing.

6.8. Compliance; Property Maintenance. Seller shall comply with the terms, conditions or requirements under the Tenant Leases, Contracts and Licenses and Permits, and shall continue to make all payments due thereunder prior to delinquency (whether or not Purchaser shall assume the same). Seller shall maintain the Assets in good condition and repair and maintain adequate supplies and inventory, all pursuant to the Ordinary Course of Business (such obligation to include the maintenance of Seller’s casualty and liability insurance policies in the Ordinary Course of Business), subject to reasonable wear and tear and further subject to destruction by casualty or eminent domain. Purchaser shall have the right to inspect the Assets prior to Closing to determine if Seller has breached the covenant of Seller in the second sentence of this Section 6.8. Following the expiration of the Due Diligence Period up to the Closing Date (the foregoing period being the “Shadow Management Period”), Seller shall permit Purchaser and Purchaser’s representatives to be present at the Real Property and shall cooperate with Purchaser and Purchaser’s representatives or Purchaser’s designee for the purposes of effecting a smooth transition of ownership and operations. During such Shadow Management Period, Seller and Seller’s representatives and employees shall, with reasonable advance notice, cooperate with the efforts of Purchaser and Purchaser’s future tenant/operator (the “Future Tenant/Operator”) to install its operational systems at the Businesses, so that these systems are operational immediately upon the Closing. Business decisions regarding any matter relating to the Shadow Management Period (e.g., rates for advance reservations and hiring of supervisory or management staff) shall be subject to the approval of Purchaser or the Future Tenant/Operator in its reasonable discretion. Seller shall not sell, remove or otherwise dispose of any significant items of Personal Property (other than supplies or materials or other items used in connection with the operation or maintenance of the Businesses, which supplies, materials or other items shall be replaced as used) unless replaced with an item of like value, quality and utility.

6.9. Contracts and Agreements.

Seller shall not enter into any additional service contracts, equipment leases or other similar agreements relating to the operation of the Businesses or the making of capital improvements to the Real Property (or amend or modify any such agreements then in existence) that will be binding upon the Assets, including, without limitation, the Businesses, or Purchaser after the Closing Date without the prior consent of Purchaser in its sole discretion; provided, however, that in the event that Seller is required to act on an emergency basis to enter into any such contract to prevent material damage to the Assets or the operation of the Businesses, Seller may do so provided that at the earliest possible opportunity it notifies Purchaser of such action and provides Purchaser with copies of any such contracts (or amendments or modifications). Seller covenants and agrees to deliver to Purchaser, within at least three (3) Business Days after entering into any such agreement, but in any event no later than five (5) days prior to the expiration of the Due Diligence Period, copies of any such agreements (or amendments or modifications) entered into by Seller during the Due Diligence Period. Seller agrees to fully comply with the terms of the Contracts.

6.10. Bookings. Up until Closing, Seller shall continue to market the Businesses and take all bookings and reservations for the use of facilities at the Businesses for periods subsequent to the Closing Date, provided such bookings and reservations are upon substantially the same or better terms and rates which Seller would require and charge in the Ordinary Course of Business.

6.11. Estoppel Certificate. Purchaser shall inform Seller prior to the expiration of the Due Diligence Period of any estoppel certificates that Purchaser desires for Seller to seek from any third party or parties as a result of Purchaser’s due diligence regarding the Assets (the “Third-Party Estoppels”), including, without limitation, Third-Party Estoppels regarding Personal Property used in the operation of the Businesses, any service or maintenance contracts and any Title Exceptions. Thereafter, Seller shall not be obligated to obtain any Third-Party Estoppels other than those requested during the Due Diligence Period unless such requests for additional Third-Party Estoppels relates to additional due diligence information that was not disclosed by Seller to Purchaser and was not reasonably discoverable by Purchaser at least five (5) Business Days prior to the expiration of the Due Diligence Period. Seller shall use commercially reasonable efforts to obtain all Third-Party Estoppels (in forms reasonably satisfactory to Purchaser) requested by Purchaser as provided in the two immediately preceding sentences and to deliver the same to Purchaser at least five (5) Business Days prior to the Closing Date. In the event that Seller has been unable, prior to the Closing Date, to obtain any requested Third-Party Estoppels, such failure shall not constitute a default of Seller hereunder, provided that Seller used commercially reasonable efforts to obtain the same and if Seller delivers to Purchaser at Closing a Seller estoppel certificate and indemnity (in form and substance reasonably satisfactory to Purchaser) confirming the truth and accuracy of the information that was intended to be confirmed in the Third-Party Estoppel(s) in question.

6.12. Exclusivity.

Seller covenants and agrees to refrain during the term of this Agreement from making, accepting, encouraging or soliciting or otherwise pursuing any other offer or proposal or agreement regarding the sale, lease or refinancing of the Businesses, the Assets, or any portion thereof, or any interest therein, and will deal exclusively with Purchaser in good faith towards the completion of the transactions contemplated herein, unless this Agreement shall be terminated as provided herein.

6.13. Bulk Sales.

Seller, at no expense to Purchaser, shall comply with all applicable “bulk sales laws” in a timely manner (taking into account the timing of the Closing).

6.14. Employees.

6.14.1 Notice. Effective upon Closing, employment of all employees working at the Businesses will be terminated by Seller. Seller will take all actions necessary to ensure compliance with the WARN Act pursuant to Section 5.1.17 above and all other Applicable Laws relating to employees and benefits and shall indemnify, save, insure, defend, pay and hold harmless Purchaser’s Indemnitees from and against any and all loss, cost, damages, claims or liability relating to a failure to take any action or to provide any notice required under the WARN Act or any Applicable Law. Irrespective of the applicability of the WARN Act, at Purchaser’s election, Seller shall terminate all employees of the Businesses effective at the Closing. Seller shall provide Purchaser with a list of all employees of the Businesses and other pertinent information with respect to such employees and the terms of employment of such employees, as requested by Purchaser. Purchaser or the Future Tenant/Operator, on or before the Closing Date, may extend offers, in writing, of employment to commence as of the Closing Date, to any employees of the Businesses.

6.14.2 Liability of Seller and Purchaser. With respect to wages and benefits of employees, whether retained employees or otherwise, Seller shall be solely responsible for all wages, salaries, bonuses, employment taxes, withholding taxes, and all accrued vacation days, sick days and personal days accruing prior to the Closing Date. With respect to retained or rehired employees only, if any, Purchaser shall be solely responsible for all wages, salaries, any bonuses, employment taxes, withholding taxes, and any and all vacation days, sick days and personal days, if applicable, accruing on or after the Closing Date. Purchaser shall have no obligation to continue the employment of any employee and shall not be liable to any employee for any wages, salaries, bonuses, vacation days, sick days or personal days in which said employee may have acquired an accrued or vested right by virtue of their employment by Seller. Seller shall and hereby agrees to indemnify, save, defend, pay, insure and hold Purchaser’s Indemnitees harmless from and against any Liability for wages, salaries, bonuses, accrued vacation days, sick days and personal days to be paid to employees on account of services rendered prior to Closing. Notwithstanding anything to the contrary herein contained, there shall be no apportionment or proration of medical, pension, welfare benefits, other employee benefits or other fringe benefits (hereinafter collectively referred to as “benefits”) and Seller shall remain liable for and hereby agrees to indemnify, save, defend, pay, insure and hold Purchaser’s Indemnitees harmless from and against any Liability arising out of or relating to benefits due to employees under plans in which employees of the Businesses participate prior to Closing, and all payments due on the plans providing such benefits. Seller shall also remain responsible for and hereby agrees to indemnify, save, defend, pay, insure and hold Purchaser’s Indemnitees harmless from and against any Liability arising out of or relating to any severance pay which may become due to any of the employees whose employment ends at or prior to Closing as a result of this transaction, whether due to Seller’s employment policies or as a matter of law. Seller agrees to give all affected employees notice of termination of participation of employees working at the Businesses in any applicable 401(K) or other pension or retirement plan affecting such employees.

6.14.3 Indemnities. Seller shall indemnify, save, defend, pay, insure and hold Purchaser’s Indemnitees harmless from and against any Liability arising out of or relating to Seller’s failure to pay (a) any employee of the Businesses’ wages, salary, bonuses, employment taxes, accrued vacation pay, sick days and personal days, and withholding taxes up to and including the day preceding the Closing Date as to which they may be entitled, (b) benefits, whenever due, provided under plans in which employees of the Businesses participated prior to Closing, and (c) liability under Section 4980B, Part 6 of Title I of ERISA or Title IV of ERISA related to employees arising prior to Closing.

6.15. Liquor Licenses.

The transfer of all liquor licenses and alcoholic beverage licenses necessary to operate any restaurants, bars and lounges presently located at the Businesses (collectively, the “Liquor Licenses”) to Purchaser shall proceed according to the following provisions:

Purchaser shall be responsible for obtaining the transfer of the Liquor Licenses from Seller to the Future Tenant/Operator or its designee (“Applicant”) (to the extent transferable) or the issuance of a new liquor licenses. Purchaser shall submit or cause the Future Tenant/Operator to submit all necessary applications, petitions and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of the Liquor Licenses or issuance of a new liquor licenses, as of the Closing. Seller shall use commercially reasonable efforts to cooperate with Purchaser to cause the Liquor Licenses to be transferred, or new liquor licenses to be issued to Applicant. Seller agrees to join in any applications, petitions or other documents that are required or reasonably necessary for the Liquor Licenses to be transferred from Seller to Applicant or new liquor licenses to be issued to Applicant. If this Agreement is terminated and Applicant has filed an application or otherwise commenced the processing of obtaining new liquor licenses, or the transfer of the Liquor Licenses, Purchaser shall cause Applicant to (i) cease all activities with respect to such new liquor licenses or the transfer of the Liquor Licenses, (ii) immediately withdraw all applications, petitions or other documents previously filed and (iii) promptly execute any further documents necessary to evidence such cessation on the part of Applicant. If the Liquor Licenses cannot be obtained by the Applicant until after Closing, and Purchaser determines, in its reasonable judgment, that the Liquor Licenses will be obtained within a reasonable period following Closing, then the Parties covenant and agree that, to the extent permitted under Applicable Laws, they shall mutually cooperate in keeping open the bars and lounges and liquor facilities of the Businesses between Closing and the time when such Liquor Licenses are obtained by the Applicant, including, without limitation, through the execution of the Interim Beverage Facilities Management Agreement.

7. CLOSING CONDITIONS

7.1. Purchaser’s Closing Conditions.

The Purchaser’s obligations to close the transactions described in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Purchaser’s Closing Conditions”):

7.1.1 Seller’s Deliveries. All of Seller’s Closing Deliveries shall have been delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow, to be delivered to Purchaser at Closing.

7.1.2 Representations and Warranties. The representations or warranties of Seller in this Agreement shall be true and correct in all material respects as of the Closing (and as of such other date to which such representations and warranties expressly were made).

7.1.3 Covenants and Obligations. The covenants and obligations of Seller in this Agreement shall have been performed in all material respects.

7.1.4 Title Policies. The Title Company shall have irrevocably committed to issue the Title Policies pursuant to Section 4.2.4 with all standard exceptions deleted and all requirements for issuance of the Title Policies satisfied and deleted.

7.1.5 Change in Environmental Condition of Property. No event shall have occurred following the Effective Date and prior to the Closing Date which would result in a violation of any Environmental Law.

7.1.6 Adverse Proceedings. No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transactions described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.1.7 Adverse Law. No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement or that would prevent the continuous operation of any Business or use of any Assets for the purposes for which they are currently used or for which Purchaser intends to develop and use them.

7.1.8 Contracts. There shall be no default by any Seller under any of the Contracts.

7.1.9 Consents and Approvals. All consents and approvals of all Governmental Authorities and other Persons necessary for the due sale, conveyance, transfer and assignment of the Assets shall have been obtained in form and substance reasonably satisfactory to Purchaser.

7.1.10 Licenses and Permits. Seller shall have transferred to Purchaser, or Purchaser shall have obtained, using commercially reasonable efforts, all Licenses and Permits required in connection with the ownership and operation of the Assets, including, without limitation, the Businesses.

7.1.11 Lease Agreement. Purchaser shall have, during the Due Diligence Period, agreed with BW (or an Affiliate of BW) upon the form of the lease agreement to be entered into by and between Purchaser, as landlord, and BW (or an Affiliate of BW), as Tenant, pursuant to which BW (or an Affiliate of BW) shall lease the Assets from Purchaser from and after Closing.

7.1.12 Subdivision. The Real Property shall be legally subdivided from all other real property, including, without limitation, from the real property which is the subject of the Concurrent Purchase Agreement and from any other real property owned by Seller, such that the Real Property will be a separate parcel for real estate tax assessment purposes. Purchaser shall use good faith, diligent efforts to satisfy this contingency prior to Closing, and Seller shall cooperate fully with Purchaser, at no out-of-pocket cost to Seller, to satisfy this contingency prior to Closing.

7.1.13 Closing of Concurrent Purchase Agreement. Purchaser shall have received written notice from Escrow Agent that, upon the satisfaction of all other closing conditions hereunder, all conditions to the consummation of the transactions contemplated by the Concurrent Purchase Agreement have been satisfied and that Escrow Agent is otherwise irrevocably obligated to release all items delivered in escrow pursuant to the Concurrent Purchase Agreement to the parties entitled to receive such items thereunder, thereby consummating the transactions contemplated thereby.

7.1.14 Funding of Seller’s Escrow. Seller shall have irrevocably directed Escrow Agent in writing to fund the Seller’s Escrow from the funds delivered to Escrow Agent by Purchaser as part of the Purchase Price. The Seller’s Escrow shall be held in escrow pursuant to the terms of the escrow agreement to be entered into by and between Seller, Purchaser and Escrow Agent and to be mutually and reasonably agreed upon by the parties thereto during the first ten (10) days of the Due Diligence Period, but in any event in substantially the form attached hereto as Exhibit “B”. The Seller’s Escrow shall be held in escrow for the greater period of (i) two (2) years after the Closing Date or (ii) the date on which any claim brought by Purchaser pursuant to this Agreement and prior to the date which is two (2) years after the Closing Date is settled between the Parties.

7.2. Failure of Any Purchaser’s Closing Condition. If any of Purchaser’s Closing Conditions is not satisfied at or before the Closing (a “Purchaser’s Closing Condition Failure”), and Seller fails to cure such condition failure within fifteen (15) days after written notice is delivered by Purchaser to Seller (excepting a failure to deliver Seller’s Closing Deliveries at Closing for which the cure period shall be two (2) Business Days from such written notice) then Purchaser shall have the right, in Purchaser’s absolute discretion, to either (i) terminate this Agreement by providing written notice to Seller, in which case the Deposit shall be promptly refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except as set forth herein below and except with respect to those terms and provisions which expressly survive such termination, or (ii) complete the transactions set out herein, without prejudice to any right or remedy of Purchaser in respect thereof. If Purchaser terminates this Agreement pursuant to clause (i) above, and such termination is in connection with a Purchaser’s Closing Condition Failure which is caused by the action (or, where action of the Seller is required, the inaction) of Seller, then Seller shall reimburse Purchaser for all out-of-pocket expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement.

7.3. Seller’s Closing Conditions.

Seller’s obligations to close the transactions contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Seller’s Closing Conditions”):

7.3.1 Receipt of the Purchase Price. The Purchaser shall have (i) paid to Seller or deposited with Escrow Agent with irrevocable written direction to disburse the same to Seller, the Purchase Price (as adjusted for Prorations pursuant to Article 9), and (ii) delivered irrevocable written direction to Escrow Agent to disburse the Deposit to Seller.

7.3.2 Purchaser’s Deliveries. All of Purchaser’s Closing Deliveries shall have been delivered to Seller or deposited with Escrow Agent in the Closing Escrow, to be delivered to Seller at Closing.

7.3.3 Representations and Warranties. The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made).

7.3.4 Covenants and Obligations. The covenants and obligations of Purchaser in this Agreement shall have been performed in all material respects.

7.3.5 Closing of Concurrent Purchase Agreement. Seller shall have received written notice from Escrow Agent that, upon the satisfaction of all other closing conditions hereunder, all conditions to the consummation of the transactions contemplated by the Concurrent Purchase Agreement have been satisfied and that Escrow Agent is otherwise irrevocably obligated to release all items delivered in escrow pursuant to the Concurrent Purchase Agreement to the parties entitled to receive such items thereunder, thereby consummating the transactions contemplated thereby.

7.4. Failure of Seller’s Closing Conditions.

If any of Seller’s Closing Conditions is not satisfied at or before the Closing (a “Seller’s Closing Condition Failure”), and Purchaser fails to cure such condition failure within fifteen (15) days after written notice from Seller to Purchaser of such failure (excepting a failure to deliver the Purchase Price at the Closing, for which the cure period shall be two (2) Business Days from such written notice), then Seller shall have the right, in Seller’s absolute discretion, to either (i) terminate this Agreement by providing written notice to Purchaser, in which case the Deposit shall be promptly disbursed to Seller in accordance with Section 3.2.3, and the Parties shall have no further rights or obligations under this Agreement, except those terms and provisions which expressly survive the termination, or (ii) complete the transactions set out herein, without prejudice to any right or remedy of Seller.

8. CLOSING

8.1. Closing Date. The closing of the transactions described in this Agreement (the “Closing”) shall occur on that date upon which the transactions contemplated by the Concurrent Purchase Agreement are closed (provided, however, that Seller shall provide Purchaser with no less than twenty (20) days advance written notice of such date), but in no event on or before the date which is the earlier of (i) sixty (60) days after the date on which the Due Diligence Period expires or (ii) the date set forth in a written notice to Seller from Purchaser informing Seller that Purchaser is prepared for Closing (which date shall be no sooner than ten (10) days after the date of such written notice)(the “Closing Date”). Notwithstanding the foregoing, in the event that Purchaser is unable to consummate the transactions contemplated by this Agreement as of the Closing Date as the result of the Closing Date being during a black out period under applicable securities laws, rules or regulations, the Closing Date shall be extended until the second (2nd) Business Day after the expiration of the applicable black out period. The Closing shall occur at a mutually agreeable location in Concord, New Hampshire, or such other place as agreed to in writing between Seller and Purchaser. At the request of a Party, the Parties shall reasonably cooperate to accomplish the Closing “by mail.”

8.2. Closing Escrow. If the Parties agree to effect the Closing through an escrow (the “Closing Escrow”), then, prior to the Closing, the Parties shall enter into a closing escrow agreement with the Escrow Agent with respect to the Closing Escrow in form and substance reasonably acceptable to Seller, Purchaser and the Escrow Agent (the “Closing Escrow Agreement”) pursuant to which (i) the Purchase Price to be paid by Purchaser pursuant to Section 3.3 shall be deposited with Escrow Agent, (ii) all of Seller’s Closing Deliveries and Purchaser’s Closing Deliveries shall be deposited with Escrow Agent, and (iii) at Closing, the Purchase Price (as adjusted for Prorations pursuant to Article 9) and the Deposit shall be disbursed to Seller and the documents deposited into the Closing Escrow shall be delivered to Seller and Purchaser (as the case may be) pursuant to the Closing Escrow Agreement.

8.3. Seller’s Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser (or if directed by Purchaser, to the Future Tenant/Operator), or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser (or if directed by Purchaser, to the Future Tenant/Operator) at Closing, or (with the approval of Purchaser, acting reasonably) otherwise to be delivered or made available to Purchaser upon Closing, all of the following documents, each of which shall have been duly executed by Seller and acknowledged (if required), and other items, set forth in this Section 8.3 (the “Seller’s Closing Deliveries”), as follows:

8.3.1 Closing Certificate. A closing certificate substantially in the form attached hereto as Exhibit “C-1”.

8.3.2 Deeds. The Deed conveying the Real Property to Purchaser, subject only to the Permitted Encumbrances.

8.3.3 Bill of Sale. A Warranty Bill of Sale substantially in the form attached hereto as Exhibit “E”, transferring the Personal Property to Purchaser or Purchaser’s designee.

8.3.4 Assignment and Assumption. An Assignment and Assumption of Leases, Contracts, Intangible Assets and Licenses and Permits substantially in the form attached hereto as Exhibit “F”, assigning the Tenant Leases, the Contracts being assumed by Purchaser, and Licenses, Intangible Assets and Permits to Purchaser.

8.3.5 Assignment and Assumption of Intellectual Property. An Assignment and Assumption of Intellectual Property substantially in the form attached hereto as Exhibit “G” assigning the Intellectual Property to Purchaser.

8.3.6 Title Requirements. Such agreements, affidavits or other documents as may be reasonably required by the Title Company from Seller to issue the Title Policies.

8.3.7 Other Declarations. Any transfer tax declarations or other documents required under Applicable Law in connection with the conveyance of the Assets, including, without limitation, the Businesses.

8.3.8 FIRPTA Certificates and Title Affidavits. An affidavit from Seller with respect to compliance with the Foreign Investment in Real Property Tax Act (Internal Revenue Code Sec. 1445, as amended) and the regulations issued thereunder and any similar state tax requirements and an affidavit from Seller in favor of the Title Company which shall be sufficient to delete the standard exceptions from the Title Policies.

8.3.9 Closing Statement. The Closing Statement prepared pursuant to Section 9.1 hereof.

8.3.10 Authority Documents. A corporate resolution, and an incumbency certificate to evidence the capacity and authority of any corporate officer signing on behalf of Seller.

8.3.11 Tenant Notices. Executed written notices from Seller to each tenant under the Tenant Leases advising such tenants of the transaction, to be delivered post-Closing.

8.3.12 Estoppel Certificates. All Third-Party Estoppels.

8.3.13 UCC Terminations. Any appropriate or required Uniform Commercial Code termination statements or other assurances reasonably satisfactory to Purchaser establishing that all security interests on Personal Property have been released or will be released in due course effective as of the Closing Date.

8.3.14 Possession and Keys. Possession of the Real Property free and clear of all parties in possession, except tenants in possession pursuant to the Tenant Leases and other Permitted Encumbrances and hotel guests in possession of rooms in the Ordinary Course of Business, and all keys, codes and other security devices relating to the Real Property.

8.3.15 Property Related Deliveries. On the Closing Date, (1) originals, or copies if originals are not available, of all Tenant Leases; (2) an updated list of advance reservations; and (3) in addition, to the extent the foregoing have not heretofore been delivered to Purchaser, Seller shall cause to be delivered to Purchaser (such deliveries under this Section 8.3.15 may be made by leaving such items in an organized state and specified location for Purchaser at the Real Property): (i) originals, or copies if originals are not available, of all Plans and Specifications; (ii) all unexpired warranties and guarantees which Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements or upon the Lands; (iii) originals, or copies if originals are not available, of all Contracts that will remain in effect after the Closing; (iv) originals, or copies if originals are not available, of all Licenses and Permits; (v) originals, or copies if originals are not available, of all Books and Records, whether kept in paper or electronic form; (vi) certificates of title to any and all vehicles, which title shall show the transfer from Seller to Purchaser; (vii) all keys and lock combinations relating to the Assets, and (viii) all other materials necessary for the continuity of the Businesses, together with all files, advertising and promotional information and materials.

8.3.16 Termination of Agreements. Evidence reasonably satisfactory to Purchaser evidencing the termination of any existing management and franchise agreements with respect to the Assets and the termination of all Contracts and Tenant Leases not being assumed by Purchaser.

8.3.17 Seller’s Escrow Escrow Agreement. A signed counterpart of the escrow agreement pursuant to which the Seller’s Escrow will be held by Escrow Agent substantially in the form attached hereto as Exhibit “B”.

8.3.18 Other Documents. Such other documents and instruments as may be reasonably requested by Purchaser or the Title Company in order to consummate the transactions described in this Agreement.

8.4. Purchaser’s Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller all of the documents, each of which shall have been duly executed by Purchaser and acknowledged (if required), and other items, set forth in this Section 8.4 (the “Purchaser’s Closing Deliveries”), as follows:

8.4.1 Purchase Price. The Purchase Price (as adjusted for Prorations pursuant to Article 9) to be paid by Purchaser.

8.4.2 Disbursement Letter. A letter of direction to Escrow Agent directing Escrow Agent to disburse the Deposit to Seller.

8.4.3 Closing Certificate. A Closing Certificate substantially in the form attached hereto as Exhibit “C-2”.

8.4.4 Counterpart Execution Documents. A counterpart of each of the documents and instruments to be delivered by Seller under Section 8.3 which requires execution by Purchaser.

8.4.5 Authority Documents. A corporate resolution and an incumbency certificate to evidence the capacity and authority of any corporate officer signing on behalf of Purchaser.

8.4.6 Seller’s Escrow Escrow Agreement. A signed counterpart of the escrow agreement pursuant to which the Seller’s Escrow will be held by Escrow Agent substantially in the form attached hereto as Exhibit “B”.

8.4.7 Other Documents. Such other documents and instruments as may be reasonably requested by Seller or the Title Company in order to consummate the transactions described in this Agreement.

8.5. Possession. Seller shall deliver possession of the Assets to Purchaser, subject only to the Permitted Encumbrances, at Closing.

9. PRORATIONS AND EXPENSES.

9.1. Closing Statement. No later than the day prior to Closing, the Parties, through their respective employees, agents or representatives, jointly shall make such examinations, audits and inventories of the Assets as may be necessary to make the adjustments and Prorations to the Purchase Price as set forth in this Article 9 or any other provisions of this Agreement. Based upon such examinations, audits and inventories, the Parties jointly shall prepare prior to Closing a closing statement (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement. The Closing Statement shall be approved and executed by the Parties at Closing, and such adjustments and Prorations shall be final with respect to the items set forth in the Closing Statement, except to the extent any such items shall be re-prorated after the Closing as expressly set forth in Section 9.2.

9.2. Prorations. The items of revenue and expense set forth in this Section 9.2 shall be prorated between the Parties (the “Prorations”) as of 11:59 p.m. on the day preceding the Closing Date (the “Cut-Off Time”), or such other time expressly provided in this Section 9.2, so that the Closing Date is a day of income and expense for Purchaser.

9.2.1 Taxes and Association Assessments. All Taxes and Association Assessments shall be prorated as of the Cut-Off Time between Seller and Purchaser. If the amount of any such Taxes and Association Assessments is not ascertainable on the Closing Date, the Proration for such Taxes and Association Assessments shall be based on the most recent available bill; provided, however, that after the Closing, Seller and Purchaser shall re-prorate the Taxes and Association Assessments and pay any deficiency or excess in the original proration to the other Party promptly upon receipt of the actual bill for the relevant taxable period.

9.2.2 Tenant Leases. Any rents and other amounts prepaid, accrued or due and payable under the Tenant Leases shall be prorated as of the Cut-Off Time between Seller and Purchaser. The Purchaser shall receive a credit for all security deposits and tenant improvement escrows which are not transferred by Seller to Purchaser, and for all unfunded tenant improvement obligations owed by Seller under the Tenant Leases, and Purchaser thereafter shall be obligated to refund or apply such deposits and undertake such tenant improvements, in accordance with the terms of such Tenant Leases, all as disclosed in Schedule 5.1.10. The Purchaser shall not receive a credit for any security deposits held by Seller which are either transferred to Purchaser or otherwise not assignable and therefore returned to the tenant under such Tenant Lease, in which case Purchaser shall obtain any replacement security deposit directly from such tenant.

9.2.3 Contracts. Any amounts prepaid, accrued or due and payable under the Contracts (other than for utilities which proration is addressed separately in Section 9.2.6) shall be prorated as of the Cut-Off Time between Seller and Purchaser. The Purchaser shall receive a credit for all deposits held by Seller under the Contracts (together with any interest thereon) which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Contracts. Seller shall receive a credit for all deposits made by Seller under the Contracts (together with any interest thereon) which are transferred to Purchaser or remain on deposit for the benefit of Purchaser, all as disclosed on Schedule 5.1.13.

9.2.4 Charges and Revenues. All charges and revenues attributable to days preceding the Closing Date shall be attributed to Seller and all charges and revenues attributable to the Closing Date and days following the Closing Date shall accrue to the benefit of Purchaser after the Closing.

9.2.5 Licenses and Permits. All amounts prepaid, accrued or due and payable under any Licenses and Permits transferred to Purchaser shall be prorated as of the Cut-Off Time between Seller and Purchaser. Seller shall receive a credit for all deposits made by Seller under the Licenses and Permits (together with any interest thereon) which are transferred to Purchaser or which remain on deposit for the benefit of Purchaser.

9.2.6 Utilities. All utility services shall be prorated as of the Cut-Off Time between Seller and Purchaser. The Parties shall use commercially reasonable efforts to obtain readings for all utilities as of the Cut-Off Time. If readings cannot be obtained as of the Closing Date, the cost of such utilities shall be prorated between Seller and Purchaser by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, the Parties shall re-prorate the amount for such utilities and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant billing period. Seller shall receive a credit for all deposits transferred to Purchaser or which remain on deposit for the benefit of Purchaser with respect to such utility contracts.

9.2.7 Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this Section 9.2, (i) Seller shall pay in full prior to the Closing all amounts payable to vendors or other suppliers of goods or services to the Businesses (the “Trade Payables”) which are due and payable as of the Closing Date or for which goods or services have been delivered to the Businesses or Real Property prior to Closing, and (ii) Purchaser shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Closing Date, and Purchaser shall pay all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable, provided, however, Seller and Purchaser shall re-prorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for such goods or services. Seller shall receive a credit for all advance payments or deposits made with respect to Personal Property ordered, but not delivered to the Property prior to the Closing Date, and Purchaser shall pay the amounts which become due and payable for such Personal Property which were ordered prior to the Closing Date.

9.2.8 Consumables. Purchaser shall pay to Seller, in addition to the Purchase Price, an amount equal to the value of those consumables sold, transferred, assigned or conveyed to Purchaser pursuant to Section 2.2.5 and Section 4.4 hereof which comprise retail inventory, food or beverage items, or operating supplies.

9.2.9 Pre-Paid Ski Passes. Purchaser shall receive a credit against the Purchase Price in an amount equal to the prorated value, as of the Closing Date, of each of the pre-paid ski passes sold in connection with the Businesses prior to the Closing Date.

9.2.10 Other Adjustments and Prorations. All other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of assets similar to the Assets shall be adjusted and prorated between Seller and Purchaser accordingly.

9.2.11 Re-Prorations. Notwithstanding anything to the contrary herein, if during the ninety (90) day period following the Closing Date, any Party in its reasonable discretion believes the any of the Prorations as reflected on the Closing Statement are not based on actual or accurate figures, such Party shall have the right to request that such Prorations be re-prorated, and upon such request the Parties agree in good faith to endeavor to accomplish such re-proration as soon as practicable following such request. Any re-prorations shall be made in the same manner contemplated in this Section 9.2. This subparagraph shall survive Closing.

9.3. Taxes. All sales, privilege, use, excise and occupancy taxes, if any, due or to become due in connection with the Assets or the operation of the Businesses or revenues received from the Assets or Businesses prior to the Closing Date will be paid by Seller. Seller shall also be responsible for any “rollback” taxes or retroactively assessed taxes which arise out of or relate to the operation of the Businesses or any use of the Assets for periods of time prior to the Closing Date, or any improper or inadequate assessment of the Businesses or the Assets for the period prior to the Closing Date. Seller shall be entitled to any refunds of any taxes arising out of or relating to the Businesses or any use of the Assets for periods of time prior to and including the Closing Date.

9.4. Cash and Utility Deposits. All cash on hand, escrow and reserve accounts of Seller, utility or other deposits made by Seller (other than tenant security deposits and other deposits), accounts receivable and accounts payable, indebtedness or liabilities for the period prior to the Closing Date shall remain the property or responsibility, as applicable, of Seller. Seller shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Assets or Businesses through and including the day preceding the Closing Date and Purchaser shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Assets or Businesses from and including the Closing Date.

9.5. Employees. If applicable, Seller will comply with the notice requirements under the WARN Act, the COBRA or any similar federal, state or local legislation with respect to any employees terminated by Seller in connection with this transaction. It is expressly understood and agreed that Purchaser is not and shall not be responsible or liable, directly or indirectly, for payment of any benefits, severance liability, compensation, pay or other obligations, of whatever nature, due or alleged to be due to any employee of Seller attributable to any time period up to, upon and after the Closing Date.

9.6. Reconciliation and Final Payment. Seller and Purchaser shall make and perform any and all of the Prorations, adjustments and apportionments which are appropriate for a transaction of this nature, taking into account the applicable provisions of this Agreement. As set forth in Section 9.1 hereof, a detailed Closing Statement shall be prepared at the Closing setting forth the manner of computation of the aforesaid Prorations, adjustments and apportionments. The Prorations, adjustments and apportionments described herein at the Closing shall be based on actual figures to the extent available. If any of the Prorations, adjustments or apportionments cannot be calculated based on actual figures, such Prorations, adjustments or apportionments hereunder shall be calculated based on a fair and reasonable estimated accounting performed and agreed to by Seller and Purchaser. Seller and Purchaser shall cooperate in good faith and act reasonably after the Closing to make a final determination of the Prorations, adjustments and apportionments required hereunder. Upon the final reconciliation of the Prorations, adjustments and apportionments hereunder, which the Parties shall endeavor to accomplish as soon as practicable after the Closing Date, and in any event within ninety (90) days of the Closing Date, based upon an agreed upon accounting performed by Seller and Purchaser, the Party which owes the other Party any sums hereunder shall pay such Party such sums within ten (10) days after the final reconciliation of the item in question. In the event the Parties have not agreed with respect to the Prorations, adjustments or apportionments required to be made pursuant to this Section within such ninety (90) day period, upon application by either Party, a certified public accountant reasonably acceptable to Seller and Purchaser shall determine any such Proration, adjustment or apportionment which has not theretofore been agreed to between Seller and Purchaser. The charges of such accountant shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.

9.7. Purchaser’s Transaction Costs. In addition to the other costs and expenses to be paid by Purchaser as set forth elsewhere in this Agreement, Purchaser shall pay for the following items in connection with this transaction: (i) the fees and expenses incurred by Purchaser for Purchaser’s Inspectors or otherwise in connection with the Inspections; (ii) the fees and expenses of Purchaser’s attorneys, accountants and consultants; (iii) the fees and expenses for the Surveys; (iv) any mortgage tax, title insurance fees and the fees and expenses incurred in connection with the preparation and issuance of the Title Commitment and the expenses for any title insurance policies obtained by Purchaser; (v) recording charges or other amounts payable in connection with any financing obtained by Purchaser; (vi) any fees or expenses payable for the assignment, transfer or conveyance of any Contracts and Licenses and Permits; (vii) one half ( 1/2) of New Hampshire Real Estate Transfer Taxes; (viii) costs of causing the Real Property to be properly subdivided as contemplated in Section 7.1.12 hereof; and (ix) one half ( 1/2) of the fees and expenses for the Escrow Agent.

9.8. Seller’s Transaction Costs. Seller shall pay for the following items in connection with this transaction: (i) the fees and expenses of Seller’s attorneys, accountants, and consultants; (ii) one-half ( 1/2) of New Hampshire Real Estate Transfer Taxes; (iii) all transfer, sales or similar tax and recording charges payable in connection with the conveyance of the Assets; (iv) any fees or expenses payable for the termination of any Contracts and Licenses and Permits; and (v) one half ( 1/2) of the fees and expenses for the Escrow Agent.

9.9. Reservations. Purchaser shall honor (and shall cause the Future Tenant/Operator to honor) all advance hotel, golf, ski and other reservations made in connection with the Businesses, that (i) are made by Seller prior to the Closing Date, and (ii) pertain to periods on or after the Closing Date, provided that such reservations are disclosed to Purchaser in writing prior to the Closing Date and were made at rates and on conditions in the Ordinary Course of Business. Any down payments and advance deposits that are (a) received by Seller prior to the Closing Date and (b) are made with respect to confirmed reservations for dates on or after the Closing Date will be credited at Closing to Purchaser. Any down payments and advance deposits received by Seller after the Closing Date on confirmed reservations for dates after the Closing Date will be promptly delivered to Purchaser or the Future Tenant/Operator (as directed by Purchaser). During the Due Diligence Period, Seller will provide Purchaser with a schedule of all hotel, golf, ski and other reservations and advance deposits made in connection with the Businesses, which schedule shall be updated immediately prior to Closing.

9.10. Transition of Hotel Revenue. Revenues from hotel rooms occupied on the night containing the Cut-Off Time, including any sales taxes and other taxes charged to the guest, and all service charges allocated to such guest with respect to the night containing the Cut-Off Time shall be divided equally between Seller and Purchaser; provided, however, that to the extent the times at which services are ordered by guests, can be determined, the same shall be allocated between Seller and Purchaser based on when orders for the same were received, with orders originating prior to the Cut-Off Time being allocable to Seller, and orders originating from and after the Cut-Off Time being allocable to Purchaser. All other revenues from the Assets shall be allocated based on whether the same accrued before or from and after the Cut-Off Time as described in the preceding sentence, and Seller shall instruct its manager, and Purchaser shall instruct its Future Tenant/Operator, to separately record sales occurring before and from and after the Cut-Off Time.

10. DEFAULT AND REMEDIES

10.1. Seller’s Default. If, at or any time prior to Closing, the terms and conditions of this Agreement have been satisfied and Seller is in default in any material respect regarding the performance of its obligations under this Agreement, and such default continues for a period of fifteen (15) days after notice of such default is delivered by Purchaser to Seller (and subject to the terms of Section 7.2), (a “Seller’s Default”), and no material Purchaser’s Default has occurred which remains uncured, then Purchaser may elect, as its sole and exclusive remedy, to (a) terminate this Agreement, in which case the full Deposit shall be promptly refunded to Purchaser in accordance with Section 3.2.4 hereof, Seller shall reimburse Purchaser for all of costs and expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement (up to (i) Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) if such termination occurs prior to the expiration of the Due Diligence Period and (ii) Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) if such termination occurs after the expiration of the Due Diligence Period), including, without limitation, all costs and expenses incurred in connection with the Inspections, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (b) proceed to Closing without any reduction in or setoff against the Purchase Price, or (c) obtain a court order for specific performance; or (d) pursue any other remedy available at law or in equity.

10.2. Purchaser’s Default. If at any time prior to Closing, the terms and conditions of this Agreement have been satisfied and Purchaser is in default in any material respect regarding the performance of its obligations under this Agreement and such default continues for a period of fifteen (15) days after notice of such default is delivered by Seller to Purchaser (and subject to the terms of Section 7.4), (a “Purchaser’s Default”), and no material Seller’s Default has occurred which remains uncured, then Seller may elect, as its sole and exclusive remedy, (a) to terminate this Agreement by providing written notice to Purchaser, in which case the full Deposit shall be promptly disbursed to Seller in accordance with Section 3.2.3 hereof and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, (b) to grant Purchaser additional time to cure such Purchaser’s Default, without waiving or prejudicing Seller’s right to thereafter exercise its remedy under the foregoing clause (a), or (c) to waive such default and proceed to Closing pursuant to this Agreement.

10.3. Liquidated Damages. The Parties acknowledge and agree that if this Agreement is terminated pursuant to Section 10.2 hereof, the damages that Seller would sustain as a result of such termination would be difficult if not impossible to ascertain. Accordingly, the Parties agree that Seller shall retain the Deposit as full and complete liquidated damages (and not as a penalty) as Seller’s sole and exclusive remedy for such termination; provided, however, that in addition to the Deposit, Seller shall retain all rights and remedies under this Agreement with respect to those obligations of Purchaser which expressly survive such termination.

10.4. No Punitive or Consequential Damages. Notwithstanding anything herein to the contrary, no Party shall be liable to any other Party under this Agreement for punitive or lost profits or other consequential damages, unless such lost profits or consequential damages are the result of the gross negligence or willful misconduct of the other Party hereto.

11. RISK OF LOSS

11.1. Casualty. If, at any time after the Effective Date and prior to Closing or earlier termination of this Agreement, the Assets or any portion thereof is damaged or destroyed by fire or any other casualty in such a manner that, in Purchaser’s reasonable opinion, materially impacts the use of the Assets for their intended purpose (a “Casualty”), Seller shall give written notice of each such Casualty to Purchaser promptly after the occurrence of such Casualty, and then Purchaser shall have the right to elect, by providing written notice to Seller within thirty (30) days after Purchaser’s receipt of Seller’s written notice of such Casualty, to (i) terminate this Agreement in its entirety by so notifying Seller and the Escrow Agent of such determination in writing, whereupon the Deposit shall be promptly returned in full to Purchaser, this Agreement shall be of no further force or effect, and the parties hereto shall have no further obligations to each other (except for any obligations or Liabilities that expressly survive termination of this Agreement), (ii) terminate this Agreement with respect to those Assets which are the subject of the Casualty and receive a corresponding reduction in the Purchase Price, or (iii) proceed to Closing, without terminating this Agreement in any respect, in which case Seller shall (A) provide Purchaser with a credit against the Purchase Price in an amount equal to the lesser of: (y) the applicable insurance deductible plus any uninsured amount of the repair or restoration cost, and (z) the reasonable estimated costs for the repair or restoration of the Real Property required by such Casualty, and (B) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty, business interruption, lost profits, and other applicable insurance policies maintained by Seller with respect to the Assets, except those proceeds specifically payable in connection with and allocable to business interruption and lost profits and costs incurred by Seller for the period prior to the Closing. If Purchaser fails to provide written notice of its election to Seller within such thirty (30) day time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (iii) of this preceding sentence. If the Closing is scheduled to occur within Purchaser’s thirty (30) day election period, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of such thirty (30) day election period. In the event Purchaser terminates this Agreement pursuant to this Section 11.1, the Deposit shall be returned to Purchaser.

11.2. Condemnation. If, at any time after the Effective Date and prior to Closing or the earlier termination of this Agreement, any Governmental Authority commences any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of the Real Property (a “Condemnation”), Seller shall give written notice of such Condemnation to Purchaser promptly after Seller receives notice of such Condemnation, and then Purchaser shall have the right to elect, by providing written notice to Seller within thirty (30) days after Purchaser’s receipt of Seller’s written notice of such Condemnation, to (i) terminate this Agreement in its entirety by so notifying Seller and the Escrow Agent of such determination in writing, whereupon the Deposit shall be promptly returned in full to Purchaser, this Agreement shall be of no further force or effect, and the parties hereto shall have no further obligations to each other (except for any obligations or Liabilities that expressly survive termination of this Agreement), (ii) terminate this Agreement with respect to those Assets which are the subject of the Condemnation and receive a corresponding reduction in the Purchase Price or (iii) proceed to Closing, without terminating this Agreement in any respect, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation. If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (iii) of the preceding sentence. If the Closing is scheduled to occur within Purchaser’s thirty (30) day election period, the Closing shall be postponed until the date which is five (5) Business Days after the expiration of such thirty (30) day election period. In the event Purchaser terminates this Agreement pursuant to this Section 11.2, the Deposit shall be returned to Purchaser.

12. SURVIVAL, INDEMNIFICATION AND RELEASE

12.1. Survival. The representations and warranties, covenants and obligations (including, without limitation, obligations of defense and indemnification) of Seller and Purchaser in this Agreement shall survive termination or Closing; provided, however, that the survival thereof after the Closing shall be subject to the condition that notice of any breach thereof must be given to the breaching Party by the other Party no later than two (2) years after the Closing.

12.2. Indemnification by Seller. Subject to the limitations set forth in this Article 12 and any other express provision of this Agreement, Seller shall indemnify, pay, save, insure, defend and hold harmless Purchaser’s Indemnitees from and against and pay Purchaser’s Indemnitees for any Indemnification Loss incurred by any Purchaser’s Indemnitee to the extent resulting from (i) any breach of any representation or warranty of Seller in this Agreement, (ii) any breach by Seller of any of its covenants or obligation under this Agreement, and (iii) any Retained Liabilities.

12.3. Indemnification by Purchaser. Subject to the limitations set forth in this Article 12 and any other express provision of this Agreement, Purchaser shall indemnify, pay, save, insure, defend and hold harmless Seller’s Indemnitees from and against and pay Seller’s Indemnitees for any Indemnification Loss incurred by any Seller’s Indemnitee the extent resulting from (i) any breach of any representation or warranty of Purchaser in this Agreement, (ii) any breach by Purchaser of any of its covenants or obligations under this Agreement, and (iii) any Assumed Liabilities.

12.4. Indemnification Procedure/Notice of Indemnification Claim. If any of Seller’s Indemnitees or Purchaser’s Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under any other provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide defense or indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless such Indemnitee until such Indemnitee provides written notice to such Indemnitor after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim.

12.5. Exclusive Remedy for Indemnification Loss. Except for claims based on fraud or willful misconduct, the indemnification provisions in this Article 12 shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement. Notwithstanding any other provision of this

Agreement, (i) the Seller shall have no indemnification obligations with respect to the first Twenty Thousand and No/100 Dollars ($20,000) in aggregate Indemnification Losses of the Purchaser Indemnitees under this Agreement and shall only be liable for Purchaser Indemnification Losses over and above such amount and (ii) other than for Indemnification Losses resulting from the gross negligence or willful misconduct of Seller, the aggregate maximum amount of indemnification to be paid by the Seller for Indemnification Losses of the Purchaser Indemnitees under this Agreement shall be Two Million and No/100 Dollars ($2,000,000).

13. CONSTRUCTION MATTERS

13.1. Partially-Completed Improvements. Seller is in the process of constructing a spa facility within certain of the Improvements comprising the Assets, and Seller represents and warrants that the construction work that has been completed as of the Effective Date on such spa facility has, to the best of Seller’s Knowledge, been completed in compliance with all Applicable Laws. From and after the Effective Date through the Closing or the termination of this Agreement, Seller shall not proceed with any additional construction work relating to the spa facility, although Seller shall comply with all Applicable Laws (e.g., erosion control requirements, etc.) relative to the work that has been completed to date. Purchaser shall be responsible for completing the spa facility, if it elects to do so, following the Closing, and Seller shall have no continuing responsibilities in that regard and shall terminate all Contracts relating thereto at or prior to Closing.

13.2. Reconstruction, Repair and Replacement of The Lodge at Breton Woods Improvements. Purchaser acknowledges that certain of the Assets, including The Lodge at Bretton Woods Improvements, were damaged by a fire on December 31, 2005 (the “December 31, 2005 Fire”). Seller acknowledges that the Purchase Price is based on the value of the Assets had the damage caused by the December 31, 2005 Fire not occurred. Accordingly, Seller acknowledges that it is Seller’s responsibility to complete the repair, reconstruction and replacement of all Assets damaged or destroyed by the December 31, 2005 Fire prior to Closing. Such repair, reconstruction and replacement of all Real Property damaged or destroyed by the December 31, 2005 Fire shall be performed in a good and workmanlike manner, free of all liens and encumbrances, and in accordance with all Applicable Laws and all plans and specifications for the same provided to, and approved in writing by, Purchaser prior to the Effective Date. No changes may be made to any such plans and specifications previously approved by Purchaser without the prior written consent of Purchaser, which consent shall not be unreasonably be withheld, conditioned or delayed. All items of Personal Property damaged or destroyed by the December 31, 2005 Fire shall be replaced with new items of like quality and design.

In the event that the repair, replacement and/or reconstruction of the Assets contemplated by this Section 13.2 are not completed prior to Closing, Seller shall: (i) assign to Purchaser all rights which Seller may have under any insurance policies with respect to the December 31, 2005 Fire; (ii) assign to Purchaser all plans and specifications relating to such reconstruction, repair or replacement of the Assets; (iii) escrow with Escrow Agent such amounts as Purchaser may reasonably require to ensure the completion of the reconstruction, repair and replacement of the Assets (including a reasonable retainage); and (iv) indemnify, save, insure, pay, defend and hold harmless Purchaser’s Indemnitees in accordance with Article 12 from and against any Indemnification Loss incurred by Purchaser’s Indemnitee arising from or in connection with

Seller’s failure to complete such repair, reconstruction and replacement of the Assets prior to Closing, including, without limitation, any costs incurred by Purchaser in completing such reconstruction, repair and replacement of the Assets.

13.3. Survival. This Section 13 shall survive Closing.

14. MISCELLANEOUS PROVISIONS

14.1. Notices.

14.1.1 Method of Delivery. All notices, requests, demands and other communications required to be provided by any Party under this Agreement (each, a “Notice”) shall be in writing and delivered, at the sending Party’s cost and expense, by (i) personal delivery, (ii) certified U.S. mail, with postage prepaid and return receipt requested, (iii) overnight courier service, or (iv) facsimile transmission, with a verification copy sent on the same day by any of the methods set forth in clauses (i), (ii) or (iii), to the recipient Party at the following address or facsimile number:

If to Seller:

MWH Preservation Limited Partnership

Route 301

Bretton Woods, NH 03575

Attention: Wayne W. Presby

Fax: 603-444-0383

Pone: 603-278-8878

With copies to:

Cleveland, Waters & Bass, P.A.

Attention: David K. Fries, Esq.

P. O. Box 1137

Two Capital Plaza, 5th Floor (street address)

Concord, NH 03302-1137

Fax: (603) 224-6457

Phone: 603-224-7761

If to Purchaser:

CNL Income Properties, Inc.

450 S. Orange Avenue, 5th Floor

Orlando, Florida 32802

Attention: Tammie A. Quinlan, Chief Financial Officer

Attention: Amy Sinelli, Corporate Counsel

Fax: 407-650-1058

Phone: 407-650-1000

With a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 N. Eola Drive

Orlando, Florida 32802

Attn: William T. Dymond, Esq.

Fax: (407) 843-4444

Phone: (407) 843-4600

14.1.2 Receipt of Notices. All Notices sent by a Party (or its counsel as contemplated below) under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the address or facsimile number of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise on the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address or facsimile number, and such recipient Party failed to provide the sending Party with its current address or facsimile number pursuant to Section 14.1.3.

14.1.3 Change of Address. The Parties and their respective counsel shall have the right to change their respective address and/or facsimile number for the purposes of this Section 14.1 by providing a Notice of such change in address and/or facsimile number as required under this Section 14.1.

14.1.4 Delivery by Party’s Counsel. The Parties agree that the attorney for a Party shall have the authority to deliver Notices on such Party’s behalf to the other Parties hereto.

14.2. Time is of the Essence. Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any Notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

14.3. Assignment. Neither Seller nor Purchaser shall assign this Agreement or any interest therein to any Person, without the prior written consent of the other Party, which consent may be withheld in the other Party’s sole discretion, except, however, Purchaser shall have the right, without seeking or obtaining Seller’s consent, to designate one or more wholly-owned special purpose entities (each, an “SPE Owner”) to receive title to all or a part of the Assets or may assign this Agreement to any Affiliate(s) of Purchaser by providing written notice to Seller no later than three (3) Business Days prior to the Closing; provided, however, that (a) such designation or assignment shall not be effective until Purchaser has provided Seller with a fully executed copy of such designation or assignment and assumption instrument, and (b) no such assignment will relieve Purchaser from any of its duties or obligations under this Agreement. For the purposes of this Section 14.3, the sale of a Controlling interest in any Party (or any Person with Control of any Party) shall constitute an assignment of this Agreement. Notwithstanding the foregoing, Purchaser may, without any further approval of Seller, (i) assign its rights hereunder as collateral security to any Person providing financing or refinancing for Purchaser’s acquisition of the Assets, and (ii) assign this Agreement or any interest herein to BW or to any Person to whom BW’s rights under the Concurrent Purchase Agreement may be assigned by BW thereunder.

14.4. Successors and Assigns. This Agreement shall be binding upon the Parties hereto and their respective heirs and permitted successors, and assigns, each of whom shall be entitled to enforce performance and observance of this Agreement, to the same extent as if such heirs, successors, and assigns were parties hereto.

14.5. Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns, and (ii) any Indemnitee to the extent such Indemnitee is expressly provided any right of defense or indemnification in this Agreement.

14.6. Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

14.6.1 Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

14.6.2 All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

14.6.3 The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

14.6.4 Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted the agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

14.6.5 The terms “sole discretion” and “absolute discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

14.7. Severability. If any provision of this Agreement is ultimately determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event no such limiting construction is possible, such invalid or unenforceable provision shall be deemed severed from this Agreement without affecting the validity of any other provision hereof if the essential provisions of this Agreement for each party remain valid, binding and enforceable.

14.8. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Hampshire.

14.9. Waiver of Trial by Jury.

THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT.

14.10. Attorneys’ Fees. In connection with any disputes or actions arising out of the transactions contemplated by this Agreement, or the breach, enforcement or interpretation of this Agreement, the substantially prevailing party shall be entitled to recover, from the party not substantially prevailing, all reasonable costs and attorney, paralegal and expert fees incurred by the substantially prevailing party before trial, at trial, at retrial, on appeal, at all hearings and rehearings, and in all administrative, bankruptcy and reorganization proceedings.

14.11. Incorporation of Recitals, Exhibits and Schedules.

14.11.1 The recitals to this Agreement and all exhibits and schedules referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement. All disclosures in the schedules that are made against representations and warranties in this Agreement are made generally, and none of such disclosure relates to any particular section in this Agreement. Accordingly, any numbering or references herein to sections of this Agreement are for convenience only and do not in any way limit, and shall not be regarded as limiting, the disclosure solely to such numbered or referred to sections.

14.11.2 Certain items and matters listed in the schedules attached hereto may not rise above applicable materiality thresholds or otherwise be required to be listed therein by the terms of this Agreement. In no event shall the listing of such items or other matters in the schedules be deemed or interpreted to broaden or otherwise expand Seller’s representations and warranties, covenants or agreements contained in this Agreement, and nothing in the schedules shall influence the construction or interpretation of any of the representations and warranties contained in this Agreement.

14.11.3 The headings contained in the schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the schedules or this Agreement.

14.11.4 Terms defined in this Agreement and not otherwise defined in the schedules are used in the schedules as defined in this Agreement.

14.12. Entire Agreement. This Agreement and the agreements to be executed and delivered in connection therewith set forth the entire understanding and agreement of the Parties hereto and shall supersede any other agreements and understandings (written or oral) between the Parties on or prior to the Effective Date with respect to the transactions described in this Agreement.

14.13. Effect of Delay and Waivers. No delay or omission to exercise any right or power accruing prior to or upon any breach, omission, or failure of performance hereunder shall impair any such right or power, or shall be construed to be a waiver thereof, and any such right or power may be exercised from time to time and as often as may be deemed expedient. In the event of any breach of any provision contained in this Agreement, thereafter waived by another Party, such waiver shall be limited to the particular waiving Party and to the particular breach in question and no other. No waiver or release of any term or provision of this Agreement shall be established by conduct, custom, or course of dealing, but solely by a document in writing duly authorized and executed by the waiving or releasing Party.

14.14. Amendments, Waivers and Termination of Agreement. No amendment to or modification of any terms or provisions of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement, shall be valid unless in writing and executed and delivered by each of the Parties.

14.15. Execution of Agreement. A Party may deliver executed signature pages to this Agreement by facsimile transmission to any other Party, which facsimile copy shall be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

14.16. Tax Disclosures. Notwithstanding anything in this Agreement to the contrary, in accordance with Section 1.6011-4(b)(3)(iii) of the Treasury Regulations, Purchaser and Seller (and each employee, representative, or other agent of Purchaser and Seller) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to Purchaser or Seller relating to such tax treatment and tax structure. However, any information relating to tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent, but only to the extent, reasonably necessary to enable Purchaser and Seller to comply with applicable securities laws. For purposes hereof, “tax structure” means any fact that may be relevant to understanding the federal income tax treatment of the transaction.

14.17. Liability of Interest-Holders in Purchaser and its Affiliates. Seller agrees and acknowledges that none of the members, partners, shareholders or other holders of beneficial interests of or in Purchaser or any of Purchaser’s Affiliates shall be personally liable for any obligation or responsibility of Purchaser or any of its Affiliates hereunder by virtue of being a member, partner, shareholder or holder of any beneficial interest of or in Purchaser or any of its Affiliates.

14.18. Good Faith Efforts. The Parties agree to use commercially reasonable, good-faith efforts to effectuate the transactions contemplated by this Agreement.

[Remainder of page intentionally left blank;

Signatures on following pages]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered in its name by a duly authorized officer as of the date first set forth above.

SELLER:

MWH PRESERVATION LIMITED PARTNERSHIP, a New Hampshire limited partnership

By:	Mountain Properties Preservation Corporation, a New Hampshire corporation, its sole General Partner

	By:	/s/ Wayne W. Presby
	Name:	Wayne W. Presby
	Title:	Chairman

PURCHASER:

CNL INCOME PROPERTIES, INC., a Maryland corporation

By:	/s/ Charles A. Muller
Charles A. Muller
Executive Vice President

EXHIBIT A

Form of Interim Beverage Facilities Management Agreement

To the extent that the use of an Interim Beverage Facilities Management Agreement arrangement is permissible under Applicable Law, the form of the Interim Beverage Facilities Agreement will be negotiated in good faith through the use of diligent, commercially reasonable efforts, during the first ten (10) days of the Due Diligence Period.

EX-A

EXHIBIT B

Form of Seller’s Escrow Escrow Agreement

To be negotiated in good faith through the use of diligent, commercially reasonable efforts, during the first ten (10) days of the Due Diligence Period.

EX-B

EXHIBIT C-1

Form of Seller’s Closing Certificate

CERTIFICATE OF SELLER’S

REPRESENTATIONS AND WARRANTIES

THIS CERTIFICATE OF SELLER’S REPRESENTATIONS AND WARRANTIES (this “Certificate”) is made and entered into as of the              day of                     , 200    , by                                     , a                      (“SELLER”), to and in favor of                                     , a                                      (“Purchaser”) pursuant to that certain Asset Purchase Agreement dated as of                              (the “Agreement”), by and between Seller and Purchaser, with respect to the purchase and sale of a portion of the Mt. Washington Hotel & Resort, also known as the Bretton Woods Resort, and associated property located in or near Bretton Woods, New Hampshire, and more particularly described therein (the “Property”).

Seller hereby certifies and warrants to Purchaser that each of Seller’s representations and warranties set forth in Section 5.1 in the Agreement, each of which is hereby incorporated herein and made a part hereof by this reference, is true and correct as of the date hereof, subject, however, to the same limitations as set forth in the Agreement with respect to such representations and warranties.

IN WITNESS WHEREOF, Seller has executed this Certificate as of the day and year first above written.

[Insert signature blocks for Closing]

EX-C-1

EXHIBIT C-2

Form of Purchaser’s Closing Certificate

CERTIFICATE OF PURCHASER’S

REPRESENTATIONS AND WARRANTIES

THIS CERTIFICATE OF PURCHASER’S REPRESENTATIONS AND WARRANTIES (this “Certificate”) is made and entered into as of the              day of                         , 200    , by                                 , a                                  (“Purchaser”), to and in favor of                                 , a                                  (“Seller”) pursuant to that certain Asset Purchase Agreement dated as of                                  (the “Agreement”), by and between Purchaser and Seller, with respect to the purchase and sale of a portion of the Mt. Washington Hotel & Resort, also known as the Bretton Woods Resort, and associated property located in or near Bretton Woods, New Hampshire, and more particularly described therein (the “Property”).

Purchaser hereby certifies and warrants to Seller that each of Purchaser’s representations and warranties set forth in Section 5.2 in the Agreement, each of which is hereby incorporated herein and made a part hereof by this reference, is true and correct as of the date hereof, subject, however, to the same limitations as set forth in the Agreement with respect to such representations and warranties.

IN WITNESS WHEREOF, Purchaser has executed this Certificate as of the day and year first above written.

[Insert signature blocks for Closing]

EX. C-2-

EXHIBIT D

Form of Deed

To be in the form prescribed by New Hampshire statutes.

EX. D

EXHIBIT E

Form of Warranty Bill of Sale

BILL OF SALE

THIS WARRANTY BILL OF SALE (this “Bill of Sale”) is made and entered into as of the              day of                     , 200    , by and between                                 , a                                  (“Seller”) and                                 , a                                  (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser, are parties to that certain Asset Purchase Agreement dated                     , 200     (the “Agreement”), pursuant to which Seller has agreed among other things, to sell, assign, transfer and convey to Assignee certain Real Property (as defined in the Agreement) and known as a portion of the Mt. Washington Hotel & Resort, also known as the Bretton Woods Resort, located in or near Bretton Woods, New Hampshire (the “Property”); and

WHEREAS, in connection with the sale and purchase of the Property, Seller has agreed to sell, transfer and convey to Purchaser all of Seller’s right, title and interest in and to the Personal Property, as identified on Schedule 1 attached hereto. Unless otherwise defined herein, all capitalized terms used in this Assignment shall have the meaning given to such term in the Agreement.

NOW, THEREFORE, in consideration of the foregoing and Ten Dollars ($10.00) and other good and valuable consideration in hand paid by Purchaser to Seller, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser do hereby agree as follows:

1. Seller does hereby sell, transfer and convey to Purchaser the Personal Property free and clear of all liens and other encumbrances, and Purchaser hereby purchases and accepts all of the Personal Property.

2. This Bill of Sale may be executed in any number of counterparts, all of which taken together shall constitute one and the same instruments and any of the parties hereto may execute this Bill of Sale by signing any such counterpart.

IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale as of the date first above written.

[Insert signature blocks for Closing]

EX. E-1

EXHIBIT F

Form of Assignment and Assumption

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made and entered into as of the      day of                     , 200    , by and between                         , a                         , having a mailing address at                                  (“Assignor”), and                         , a                             , having a mailing address at                          (“Assignee”);

W I T N E S S E T H:

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated                          , (the “Agreement”), pursuant to which Seller has agreed, among other things, to sell, assign, transfer and convey to Assignee the Tenant Leases, Contracts and Licenses, Intangible Assets and Permits (as said terms are defined in the Agreement) (collectively, the “Property,” as more particularly described on Schedules                      attached hereto); and

WHEREAS, in connection with the sale and purchase of the Property, Assignor has agreed to assign to Assignee all of Assignor’s right, title and interest in and to, and Assignee has agreed to assume from Assignor, all of Assignor’s obligations and liabilities relative to, the Property. Unless otherwise defined herein, all capitalized terms used in this Assignment shall have the meaning given to such term in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.	Assignment. Assignor hereby assigns, transfers, and conveys to Assignee all of Assignor’s right, title and interest in and to the Property, free and clear of all liens and other encumbrances.

2.	Indemnity by Assignor. Assignor shall indemnify, defend and hold Assignee harmless from any claim, liability, cost or expense (including, without limitation, reasonable attorneys’ fees and costs) arising out of the Property for the period prior to the Closing Date.

3.	Assumption. Assignee hereby assumes all liabilities and obligations of Assignor relating to the Property which arise on or after the Closing Date and agrees to perform all obligations of Assignor relative to the Property which are to be performed or which become due on or after the Closing Date.

4.	Indemnity by Assignee. Assignee shall indemnify, defend and hold Assignor harmless from any claim, liability, cost or expense (including, without limitation, reasonable attorneys’ fees and costs) arising out of the Property for the period from and after the Closing Date.

EX. F-1

5.	Further Assurances. Assignor covenants with Assignee and Assignee covenants with Assignor that each will execute or procure any additional documents necessary to establish the rights of the other hereunder.

6.	Counterparts. This Assignment may be executed by the parties in counterparts, in which event the signature pages thereof shall be combined in order to constitute a single original document.

7.	Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignor, Assignee and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date set forth above.

[Insert signature blocks for Closing]

EX. F-2

EXHIBIT G

Form of Assignment of Intellectual Property

To be negotiated in good faith through the use of diligent, commercially reasonable efforts, during the first ten (10) days of the Due Diligence Period.

EX. G

Bretton Woods Mount Washington Resort
Asset Division Map

BW Land Holdings, LLC (BWLH)

Included in Purchase:

1. Development Land
2. [illegible]
3. [illegible]
4. [illegible]
5. [illegible]
6. [illegible]
7. Sports Club
8. [illegible]
9. [illegible]
10. [illegible]
11. [illegible]

[illegible]:

- [illegible]
- Bretton Woods Cable Company
- [illegible]
- [illegible]

CNL Income Properties (CNL)

Included in Purchase:

12. [illegible]
13. [illegible]
14. [illegible]
15. [illegible]
16. The Lodge at Bretton Woods
17. [illegible]
18. [illegible]
19. [illegible]
20. [illegible]

Non Real Estate Assets:

- [illegible]

Abutters Information

- A. [illegible]
- [illegible]
- [illegible]
- Catholic Church
- [illegible]
- Boston & Maine Railroad
- [illegible]

Easement Information (to be clarified)

- [illegible]

A
B
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
W
U.S. Route 302
Final Draft
January 11, 2006

Disclaimer:
Acreage areas and boundaries are general in nature and should be confirmed by survey. No representation is made to their exact accuracy.

SCH.